Exhibit (10)(16)

                                    AGREEMENT

                                     BETWEEN

                                     PILOTS

                                   REPRESENTED

                                       BY

                             OFFICE AND PROFESSIONAL
                             EMPLOYEES INTERNATIONAL
                                 UNION, AFL-CIO

                                      AND

                            OFFSHORE LOGISTICS, INC.

                                    CONTENTS

ARTICLE                   SUBJECT                               PAGE
-------              --------------------------                 ----
        1            Statement of Purpose                          2
        2            Recognition and Representation                3
        3            Status of Agreement                           5
        4            Pilot Status                                  7
        5            Seniority                                     8
        6            Seniority Roster                             10
        7            Reductions in Workforce                      11
        8            Job Posting and Bidding                      13
        9            Categories of Aircraft                       16
       10            Schedules of Service                         17
       11            Leaves of Absence                            18
       12            Paid Days Off and Banked Days                22
       13            On-the-Job Injury (OJI) Leave                26
       14            Bereavement Leave                            28
       15            Jury Duty                                    29
       16            Fees and Physical Examinations               30
       17            Training                                     32
       18            Facilities, Equipment and Uniforms           35
       19            Severance Pay                                37
       20            Moving Expense                               39
       21            Base Pay                                     41
       22            Supplemental Pay                             42
       23            Bonuses                                      43
       24            Workover/Overtime                            44
       25            Travel Pay                                   47
       26            Per Diem                                     48
       27            Insurance Benefits                           49
       28            Retirement and 401(k) Plan                   50
       29            Safety/Accident Prevention                   51
       30            General and Miscellaneous                    53
       31            Union Bulletin Boards and Communications     56
       32            Grievance Procedure                          57
       33            System Board of Adjustment                   61
       34            No Strike/No Lockout                         66
       35            Union Representation                         67
       36            Union Security                               69
       37            Savings Clause                               75
       38            Duration                                     76
                     APPENDIX A                                   77


1                    Fixed Wing Pilots                            84
2                    Effective Date for Paid Days Off             81
3                    IFR Cadre                                    82
4                    Pilots Hired With Prior Experience           83
5                    Implementation Dates                         84
6                    Air Logistics of Alaska, Inc.                86

                                    AGREEMENT

This Agreement and Contract is made by and between OFFICE and PROFESSIONAL EMPLOYEES INTERNATIONAL UNION hereinafter called the "Union" or the "OPEIU" and OFFSHORE LOGISTICS INC., hereinafter called the "Company" or "Employer".

                                    ARTICLE 1

                              STATEMENT OF PURPOSE

Section 1. The purpose of this Agreement is, in the mutual interest of the Company and its pilots, to provide for the operation of the services of the Company under methods which will further, to the fullest extent possible, the safety of air transportation and the efficiency of operation.

Section 2. No Pilot covered by this Agreement will be interfered with, restrained, coerced or discriminated against by the Company, its officers, or its agents because of membership in or lawful activity on behalf of the Union.

Section 3. It is understood, whenever in this Agreement, Pilots or jobs are referred to in the male gender, it shall be recognized as referring to both male and female Pilots. The provisions of this Agreement apply to all Pilots regardless of sex, color, race, creed, age, religion, national origin, handicapped or veteran status or other protected status in accordance with applicable national or state law.

                                    ARTICLE 2

                         RECOGNITION AND REPRESENTATION


Section 1. This Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between Offshore Logistics, Inc. (the "Company") and the Office and Professional Employees International Union (the "Union") representing employees composed of the craft or class of Pilots as certified by the National Mediation Board in Case Number R-6517, August 6, 1997.

           a. The Company hereby recognizes the Union as the sole collective bargaining agent and authorized representative for those employees described in
                Section 1 above, to represent them and, in their behalf, to negotiate and conclude agreements with the Company as to hours of work, wages, and other conditions of employment in accordance with the provisions of the Railway Labor Act, as amended.

Section 2. The term Pilot as used in this Agreement means Pilots (PIC) and/or Co-Pilots (SIC) covered by this Agreement and for whom the Union is the recognized collective bargaining representative.

Section 3. This  Agreement  covers  all  revenue  and all  known  and recurring miscellaneous flying performed by the Company with Pilots on its payroll. All flying covered by this Agreement shall be performed by Pilots whose names appear on the Air Logistics L.L.C. and Air Logistics of Alaska, Inc. Pilot's System Seniority List.

Section 4. Pilots covered by this Agreement shall be governed by all reasonable Company rules, regulations and orders previously or hereafter issued by proper authorities of the Company which are not in conflict with the terms and conditions of this Agreement, and which have been made available to the Pilots and union prior to becoming effective.

Section 5. If the Union considers the rule to be unreasonable, it will have the right to file a written grievance challenging such rule prior to the implementation by the Company. Grievances properly filed in this respect will be subject to the normal Grievance and System Board of Adjustment procedures as set forth in Article 32 and Article 33 of this Agreement.

Section 6. The Company may engage in Subcontracted Revenue Flying under the following circumstances: Subcontracted Revenue Flying may be engaged in for periods not to exceed one hundred and eighty (180) days per
           occurrence   during
           the  term  of  this   Agreement  when  (i)  such
           Subcontracted Revenue Flying is necessary to accomplish the needs of the service of the Company, (ii) the Company determines that it does not have sufficient or appropriate aircraft, or sufficient or appropriately trained Pilots, available to perform the Subcontracted Revenue Flying, and (iii) the Company does not furlough any Pilot as a direct result of such engagement in Subcontracted Revenue Flying. It is understood and agreed that nothing in this paragraph will prevent the Company from furloughing Pilots or severing the employment relationship with Pilots for economic reasons independent of or unrelated to its engagement in Subcontracted Revenue Flying.

Section 7. Notwithstanding Section 6 above, in the event the Company engages in Subcontracted Revenue Flying solely due to circumstances over which the Company does not have control, it may engage in the Subcontracted Revenue Flying for a time not to exceed the duration of the circumstance beyond the Company's control or twelve (12) months, whichever is less. Circumstances beyond the Company's control shall include: an act of nature; a strike affecting the Company's business; grounding of a substantial number of the Company's aircraft by a government agency or court; loss or destruction of the Company's aircraft; war emergency; or owner's or manufacturer's delay in the delivery of aircraft scheduled for delivery.

                                    ARTICLE 3

                               STATUS OF AGREEMENT

Section 1. It is fully understood and agreed that this Agreement supercedes any and all Agreements now existing or previously executed between the Company and any other Union, or individual, affecting the class or craft of employees covered by this Agreement.

Section 2. The Company shall give notice of the existence of this Agreement, and its full terms, to any entity which engages in a possible transaction.

Section 3. MERGERS

          a. In the event of a complete merger between the Company and another helicopter company (i.e., the combination of all or substantially all the assets of the two carriers) where the surviving carrier decides to integrate the pre-merger operations, the following procedures will apply: (1) if the Company is the surviving carrier, the Company will integrate the two Pilot groups in accordance with OPEIU Merger Policy if both groups are OPEIU-represented, and in accordance with Sections 3 and 13 of the Allegheny Mohawk LPPs if Pilots of the Company's merger partner are not represented by OPEIU, and (2) if the Company is not the surviving carrier, the Company will make reasonable efforts to have the surviving carrier integrate the two Pilot groups in the same manner as stated in (1) of this paragraph.

           b.In the event the Company acquires all or  substantially  all of the assets or equity of another air carrier, or another air carrier acquires all or substantially all of the assets or equity of the Company, the Company will meet promptly with the Union to negotiate a possible "Fence Agreement" to be in effect during the period, if any, the two carriers are operated separately without integration of the Pilot work force. These discussions shall not be pursuant to
             Section 6 of the Railway Labor Act, and reaching an agreement with the Union shall not be a prerequisite for closing, or any other aspect of the transaction or operations pursuant to the transaction.

Section 4.   MANAGEMENT RIGHTS

             a. The Union  recognizes that the management of the business of the
                Company and the direction of the working force are vested exclusively with the employer, subject to the provisions of this Agreement.

             b. The  management  functions  shall not be used for the purpose of discrimination against any Pilot because of Union activity or for the purpose of evading any of the provisions of this Agreement.

             c. Except as restricted by the express terms of this Agreement, the
                Company shall retain all rights to manage and operate its business and work force, including but not limited to the right to sell or discontinue all or part of the business; to sell or lease aircraft or facilities; to determine where and when to operate scheduled or unscheduled flights; to determine its marketing methods and strategies; and to enter into affiliation or marketing agreements with other carriers; to invest (including equity investments) in other business entities including, without limitation, other helicopter carriers; and to determine the type of aircraft it will utilize.

                (1) The exercise of any right reserved herein to management in a particular manner, or the non-exercise of such right, shall not operate as a waiver of the Company's rights hereunder, or preclude the Company from exercising the right in a different manner.

             d. The parties agree that any past practices  established  prior to the date of this Agreement shall not create any contractual or legal obligation to continue such practices following the effective date of this Agreement.

                                    ARTICLE 4

                                  PILOT STATUS

Section 1. Each newly hired Pilot shall be on probation for a period which normally will not exceed six (6) months of cumulative service. The probationary period will begin on the date a Pilot enters training. During this time, a Pilot will become acquainted with his job duties, fellow Pilots and Company facilities while being evaluated by his supervisor. Evaluation of probationary period job performance is based on a number of factors including attitude, attendance, competence, and overall work performance. A supervisor who requires additional time to evaluate a Pilot's suitability for a position may extend the probationary period for an additional ninety (90) days of cumulative active service.

Section 2. A newly employed Pilot shall be entitled to all the rights and benefits of any other Pilot under the terms of this Agreement, except that the termination of a Pilot's employment during his probationary period, will not be subject to the grievance procedures and System Board of Adjustment as set forth in this Agreement. After completing the probationary period, such Pilot shall be considered a non-probationary Pilot.

Section 3. Once each month, the Company will provide the Union office with a listing of Pilots who have been hired, terminated, transferred and/or granted a military leave of absence during the prior month. This listing will include the home address of these Pilots.

                                    ARTICLE 5

                                    SENIORITY

Section 1. Seniority of a Pilot shall begin on the date a Pilot enters the Company's training program.

Section 2. There shall be two (2) types of seniority, Company seniority and Bidding seniority.

         a.     Company   Seniority  -  Company  Seniority  shall  be
                -------------------
                defined as a Pilot's length of service with the Company, regardless of location, and shall govern pay rates, and accrual or granting of paid days off pursuant to Article 12 of this Agreement. Company Seniority shall be adjusted for leaves of absence and reductions in force as provided for in Articles 7 and 11 of this Agreement.

         b.     Bidding   Seniority  -  Bidding  Seniority  shall  be
                -------------------
                defined as a Pilot's length of service with the Company, adjusted for leaves of absence as provided for in Article 5, Section 4, and Article 11 of this Agreement. Bidding Seniority shall govern all Pilots covered by this Agreement in bidding for job assignments and vacancies as provided for in this Agreement, layoffs, reemployment after layoff, demotions due to a reduction in force, and awarding of full week VSTO periods.

Section 3. A Pilot who is promoted to a non-flying or supervisory position shall continue to accrue Company and bidding seniority for one (1) year. Thereafter, such Pilot shall continue to accrue Company Seniority and retain his Bidding Seniority. If said Pilot returns to flying duty, it shall be in accordance with his Company and Bidding seniority. In the event there is no vacancy, he shall be carried as an overage until the Company adjusts its staffing levels. If a Pilot is terminated while in a supervisory or non-flying position, such Pilot shall have no rights under this Agreement.

Section 4. A Pilot elected or appointed to a full-time position with the Union shall retain and accrue Company and bidding seniority in their immediate former classification.

Section 5. A Pilot will lose his seniority rights and his name will be removed from the seniority list under the following conditions:

           a.    Resignation or retirement;

           b.    Discharge for just cause;

           c. Absent from work for forty-eight (48) consecutive hours without proper notification to the Director of Operations or his designee of the reason, unless the employee is physically incapable of providing the Company with the proper notification of his absence;

           d. Failure to return to work from an authorized leave of absence in the time provided for by the Company, giving a false reason for obtaining a leave of absence or accepting gainful employment while on a leave of absence, when the employment was not specifically authorized;

           e. Failure to inform the designated Company representative in person or by certified mail of his intention to return to work as provided for in Article 7, Section 5(a);

           f. Failure to return to work on or before a date specified in the notice of recall from the designated Company representative after a layoff as provided for in Article 7, Section 5.b.;

           g. A Pilot who is furloughed and who is not recalled to service with the Company within three (3) years from the date of furlough.

Section 6. Disputes arising over seniority shall be handled in accordance with Article 32 and Article 33 of this Agreement.

                                    ARTICLE 6

                                SENIORITY ROSTER


Section 1. The Company will post a seniority roster on bulletin boards at all bases, listing the names of its Pilots, date of hire, station and base as reflected by its records. Copies of the seniority roster will be furnished to the Union.

Section 2. When two or more Pilots are employed on the same date, they shall be placed on the seniority roster according to the last four digits of each new-hire's social security number. If two individuals have the same last four digits in their social security number, the digit immediately preceding the last four digits will be used to determine the lowest number. The Pilot with the lowest last four digits will be awarded the most senior position in the class. The balance of the class will be awarded seniority positions in order of their numbers, with the highest social security number receiving the lowest seniority.

Section 3. The Company agrees to update the seniority roster once each month, beginning with the effective date of this Agreement with a copy to the Union. A Pilot shall have a period of thirty (30) days after the posting of the seniority roster to protest to the Company any omission or incorrect posting affecting his seniority. Pilots on vacation, leave of absence or furlough shall be permitted thirty (30) days after their return to duty to make any protest concerning his seniority. Once the thirty (30) day period has expired without a protest, a Pilot's posting will be considered correct and shall not be subject to further protest, unless the omission or incorrect posting was the result of a clerical error on the part of the Company.

                                    ARTICLE 7

                             REDUCTIONS IN WORKFORCE

Section 1. When it becomes necessary to reduce the workforce, a Pilot's seniority, pursuant to Article 5 of this Agreement, shall govern the layoff. Pilots with the least seniority at a location shall be laid off first. For the purposes of this Article, there shall be two locations: the Gulf of Mexico operation or the Alaska operation. The Company shall give at least fourteen (14) days notice of an impending layoff at the affected location, or two (2) weeks pay in lieu thereof. The Company shall notify the Union in advance of the impending reductions.

           a. The fourteen (14) day notice or pay in lieu thereof may be waived by the Company if the reduction in force is caused by circumstances beyond the control of the Company. Examples of this would include a war or foreign invasion, an act of God/natural disaster, an official state of emergency, a strike affecting the Company's business, a work stoppage, a government grounding of aircraft, the revocation of operating certificate(s), or an unannounced cancellation of contract flying.

Section 2. Pilots will be recalled from furlough in seniority order, with the most senior laid-off Pilot being recalled first. The Company will make reasonable efforts to place the recalled Pilot in his former position or one of equal status.

Section 3. Pilots shall continue to accrue Bidding Seniority while on furlough. He shall not accrue Company Seniority while on a furlough of more than thirty (30) days duration.

Section 4. Laid off Pilots are required to file their proper address and telephone number(s) with the Director of Operations at the time of the lay off and will notify the Company of any address changes promptly.

Section 5. Laid off Pilots shall be notified of a recall by telephone, certified mail, or telegram to the most recent telephone number and address provided by the Pilot. Notification by telephone must be accomplished by positive telephone contact with the Pilot and the call must be followed up with official notification by certified mail. The date of recall notification shall be the earlier of the date on which the recall letter was mailed, or the date the telegram was sent. Notices sent to the last address of record shall be considered conclusive evidence of notice to the Pilot.

           a. Each Pilot accepting recall shall answer his recall notice no later than five (5) days after receipt of such notice in person or by certified mail. Pilots are strongly encouraged to notify the Company prior to the five (5) day period of his acceptance of the recall.

           b. A laid off Pilot will not be allowed more than fifteen (15) days after the date of recall notification to report to duty from layoff. Nothing shall prevent the Company from beginning recall classes prior to the end of the fifteen (15) day period if a sufficient number of Pilots agree to return from recall early.

           c. Pilots who fail to respond to a recall notice within the time limits set forth above, Pilots who refuse recall, or Pilots who reject a recall notice shall forfeit all recall rights and have his name stricken from the seniority list.

           d.   Seniority and recall rights shall  terminate if a laid off Pilot
                is  not  recalled   within   thirty-six  (36)  months  from  the
                commencement of his layoff.

                                    ARTICLE 8

                             JOB POSTING AND BIDDING

I.    PERMANENT VACANCIES

Section 1. When a job or crew position vacancy occurs on a full-time basis, or when a new job or crew position is created, the vacancy will be posted at all locations within seven (7) days after the vacancy occurs. The notice shall provide as much information as is available regarding the vacant position, including the job, location and closing date for bid application.

Section 2. Bidding procedures are as follows:

           a. Pilots will be given fourteen (14) calendar days from the initial posting to bid on any vacant position. The fourteen (14) days shall commence with the time the notice is faxed to all bases.

           b. The Company will make the awards within five (5) calendar days after the bidding has closed, not including Saturdays, Sundays, and holidays.

           c.   The senior  qualified  Pilot, as defined in Section 2, Paragraph
                f. of this Article that bids on the vacancy shall be awarded the job. The Company reserves the right to remove a Pilot from an awarded job based on a customer complaint. Written documentation of reasons for the complaint shall be provided to the Pilot and to the Union upon request.

           d. A Pilot responding to more than one (1) vacancy shall indicate his order of preference on the bid and shall be awarded his first preference.

           e. A Pilot on VSTO, SUTO or leave of absence for the entire period that bids are posted shall have an additional seven (7) days to bid on the vacancy.

           f.   DEFINITION OF QUALIFIED

                Qualified: The term qualified as used in this Article and Agreement means that a Pilot has been trained in an aircraft model, or holds the necessary Pilot License and endorsements to be trained by the Company in that aircraft model. Training shall be provided in accordance with Article 17.

                A Pilot will be considered qualified in an aircraft model although he may not be "current" as per FAR 135.293(b), 135.299, etc. If that Pilot is otherwise qualified and can become current within a reasonable amount of time, the Company will provide training.

           g. In the event no bid is received on a posted vacancy and pool Pilot(s) exist, such vacancies will be filled by the pool Pilots in reverse seniority order. A pool Pilot is a Pilot who has not been awarded to a contract on a full-time basis.

Section 3. After a Pilot has been assigned to a bid job, the Company will not allow any other Pilot to temporarily perform work on that job, provided the bid Pilot is available for work during his normal hitch. If an immediate operational requirement exists, an available qualified Pilot may be removed from his job, in reverse seniority order, to fulfill such requirement for as short a period as possible, not to exceed three (3) days. In such cases, the Pilot being removed from his position will be pay protected until such time as he has returned to his original job.

Section 4. A Pilot may bid on any posted position, provided that once he has been awarded a vacancy, the Pilot shall be ineligible to bid on another vacancy for six (6) months from the date of transfer. Date of transfer is defined as the first date a Pilot is available for duty at his new job and/or base. The following exceptions apply to the six
           (6) month rule:

           a. A Pilot is being promoted from VFR to SIC, VFR to PIC, or SIC to PIC.

           b. Once every two (2) calendar years, a Pilot may request and shall be granted an exemption from the six (6) month rule.

Section 5. During the time necessary to select and/or train the Pilot who is to regularly fill a new job or crew position, the Company may fill the vacancy on a temporary basis.

Section 6. If the Company hires a Pilot with less than fifteen hundred (1,500) hours of total helicopter time and places him in an IFR SIC position in order to build time, he will be paid at the VFR pay scale. Upon reaching fifteen hundred (1,500) hours total helicopter time, he will be removed from the IFR SIC slot and that slot will be opened to seniority bidding.

Section 7. The Company may elect, based on operational needs, to withhold a Pilot who has successfully bid for a vacancy from entering training for a period not to exceed ninety (90) days unless mutually agreed otherwise by the Company and the Pilot.

           a. If a Pilot is withheld, he will be compensated at the base salary he would have been entitled to if he had completed training and the higher base salary will commence when he was originally scheduled to enter training.

II.    TEMPORARY VACANCIES

Section    1. Temporary vacancies are positions created to fill needs for ninety
           (90) consecutive days or less.

Section 2. Temporary vacancies shall be filled by offering the positions to pool Pilots in seniority order. If no pool Pilot accepts the opening, the job will be assigned to a pool Pilot in reverse seniority order. If there are no pool Pilots, the Company shall assign a Workover. If no Workover Pilots are available, the Company shall assign the job in reverse seniority order.

Section 3. Pilots assigned to temporary vacancies shall be returned to their former position, if it still exists, upon completion of the temporary assignment.

Section 4. A Pilot assigned to a temporary vacancy with a higher salary than his current salary will receive such pay for the duration of the temporary assignment.

Section 5. A Pilot assigned to a temporary vacancy pursuant to Section II, 3 will be pay protected in accordance with the provisions of this Article.

III.   GENERAL

Section 1. A Pilot will not be considered qualified for an IFR PIC job unless he has completed six (6) months as an IFR SIC with Air Logistics, is recommended by an IFR Line Captain, and successfully completes an IFR flight check by a Check Airman.

                                    ARTICLE 9

                             CATEGORIES OF AIRCRAFT


Section 1. For the purpose of this Agreement, aircraft shall be divided into three (3) categories as follows:

           a. Single/Light Twin: Any single or multi-engine aircraft designed to carry eight (8) passengers or less.

           b. Medium Aircraft: Any aircraft designed to carry nine (9) passengers or more; and having a maximum gross weight of less than twelve thousand five hundred (12,500) pounds.

           c. Large Aircraft: Any aircraft with a gross weight of twelve thousand five hundred (12,500) pounds or greater.

Section 2. For the purpose of this Agreement, "Upgrade" shall be defined as any one or more of the following:

           a. Moving into a larger category of aircraft as per Section 1.

           b. Moving from a SIC seat to a PIC seat on crew-served aircraft.

           c. Any aircraft or job assignment requiring a formal training school.

           d. Any change in aircraft or job assignment that involves an increase in pay.

Section 3. When it becomes necessary to upgrade Pilots, seniority shall be given full consideration. All upgrades will be offered on a bid basis in accordance with Article 8 of this Agreement.

Section 4. A VFR medium twin (i.e., 212 or 412) job which is sold to the customer as "limited by waiver to nine (9) or less passengers" and is subject to increased passenger load at customer request will be considered an IFR contract for purposes of the Pilot pay scale.

                                   ARTICLE 10

                              SCHEDULES OF SERVICE


Section 1. Pilots will work one of the following schedules as determined by the needs of service provided it is consistent with applicable FARs:

           a.Seven (7) consecutive duty days, followed by seven (7) consecutive days of rest.

           b.Five (5) consecutive duty days, followed by two (2) consecutive days of rest.

           c.Four (4) consecutive duty days, followed by three (3) consecutive days of rest.

           d.Alternate fourteen (14) scheduled duty days on, followed by fourteen (14) consecutive days off duty can be worked provided the Company, Pilots and customers are agreeable, and the applicable FARs are followed.

Section 2. Any work schedules not provided for in this Article must be discussed with the Union prior to implementing any changes.

Section 3. The schedule in Section 1(a) of this Article shall be considered standard. Any other schedule shall be considered non-standard. Nonstandard schedules shall be filled on a voluntary basis. The Company reserves the right to fill the nonstandard job that is not bid by hiring for the position. It is not the intention of the Company to use this Article to dramatically change schedules from the standard schedule.

Section 4. Break-days shall not be changed without five (5) calendar days notice, unless caused by operational necessity.

Section    5. This  Agreement  requires  that  Pilots  not  engage  in  business activities that are in competition with the Company and flying activities that interfere with their service to the Company, provided, however, that this provision shall not be construed to prohibit Pilots from affiliating with the Armed Forces of the United States.

                                   ARTICLE 11

                                LEAVES OF ABSENCE

I.    PERSONAL LEAVE OF ABSENCE

Section 1. A Pilot who has accrued sixty (60) days of continuous active service with the Company shall be eligible for an unpaid personal leave of absence.

Section 2. No Pilot may begin a personal leave of absence without written permission from the Company. The written application submitted to the Company must specify the reasons for such leave. Requests for personal leave and mutually agreed upon start and end dates shall be in writing.

Section 3. Personal leaves shall not normally exceed sixty (60) days in duration. Such leaves may be extended for additional periods, if approved by the Company. Once a personal leave has been awarded, it may only be cancelled prior to the end date by mutual agreement between the Company and the Pilot.

Section 4. A Pilot who is granted a personal leave of absence to fly in the service of the international operation shall continue to accrue his Company Seniority, but shall only retain his Bidding Seniority.

           a.A Pilot returning from such leave will not be permitted to bump another Pilot from his job assignment. If no job assignment exists, he will serve as a pool Pilot until a job assignment becomes available for which he may bid.

II.   UNION LEAVE OF ABSENCE

Section 1. A Pilot who accepts a temporary position with the Union (less than three (3) months) will be permitted to return to his original position upon release from such temporary assignment. Time under this paragraph will be extended if requested by the Union and agreed to by the Company up to a maximum of six (6) months.

Section 2. When requested by the Union, a Pilot who is elected or appointed to a full-time position with the Union shall be granted an indefinite leave of absence. A Pilot leaving full-time service of the Union, for any reason, must return to duty within thirty (30) days or voluntarily forfeit all seniority rights.

Section 3. A Pilot on a Union Leave of Absence shall continue to retain and accrue Bidding and Company Seniority for the duration of the leave.

III.  FAMILY AND MEDICAL LEAVE OF ABSENCE

Section 1. Eligible Pilots shall be granted a leave specified under federal or state law provisions of the Family and Medical Leave Act (FMLA). All leaves granted by the Company which would qualify as FMLA will run concurrently with the employee's FMLA entitlement.

           a.   Refer  to  the  Company  Administrative  Procedures  Manual  for
                specific   rules   and   regulations   with   respect   to   the
                administration of FMLA.

Section 2. Pilots on FMLA shall retain and accrue Company and Bidding Seniority and shall receive all benefits as provided for by the FMLA or applicable state statute.

Section 3. A Pilot on a medical leave of absence due to a serious nonoccupational health condition of the Pilot, who does not return to work during the twelve (12) week period provided for under the FMLA, shall be granted an additional medical leave for the duration of the illness or injury, not to exceed twenty-seven (27) months or the length of his employment, whichever is less. During such leave, a Pilot shall retain and accrue Company and Bidding Seniority and shall be eligible for benefits pursuant to Section 5 below.

Section 4. As provided for in the FMLA, regular accrued SUTO and VSTO must be taken during a FMLA leave of absence.

Section 5. Pilots shall retain insurance coverage, provided the premiums are paid for at the applicable employee contribution costs for a period not to exceed six (6) months. Once the six (6) month period has been exhausted, the Pilot will be eligible for medical insurance under COBRA for the applicable period of time.

Section 6. The Company will require a Pilot who requests a medical leave to present a report to the Company from his physician that sufficiently certifies his medical condition.

Section 7. Prior to returning to duty from medical leave, a Pilot will be required to present a physician's statement to the Company verifying that he is medically fit to perform all Pilot duties. In the event there is a dispute concerning the Pilot's fitness for duty, the procedures in Article 16 shall be utilized to resolve the dispute.

Section 8. A Pilot may choose to utilize either his disability benefits or SUTO while on medical leave, however, he may not use both at the same time. Once a Pilot begins to receive disability benefits or requests and is granted an unpaid medical leave, he cannot use any additional SUTO until he returns to active duty.

Section 9. Pilots on an approved medical leave of absence shall have the option of applying for a temporary "light duty" position, if any are available, provided the Pilot meets the skill level for the position and his personal physician certifies that he is able to perform the job. The duration of the job is at the Company's discretion and his performance must be acceptable to the Company. Compensation for light duty will be at the Pilot's regular base rate of pay.

IV.   MILITARY LEAVE OF ABSENCE

Section 1. Military leaves of absence and reemployment rights upon return from such leave shall be granted in accordance with applicable local, state, or federal law.

Section 2. All orders for military duty, including National Guard and Reserve duty, shall be provided in writing to the Director of Operations, within four (4) calendar days of receiving the orders. If the orders are not provided in advance of the duty, the request for Guard or Reserve duty may be denied. Time off for optional training and/or course work must be approved in advance by the Director of Operations.

Section 3. A Pilot on a military leave shall retain and accrue Company and Bidding Seniority.

V.         GENERAL

Section 1. Except as provided for in this Agreement, during any nonmedical leave of absence, a Pilot will retain and accrue Bidding Seniority, but will accrue Company Seniority for purposes of pay, VSTO and SUTO for up to the first thirty (30) days of such leave. Unused or banked SUTO cannot be used for leaves, except for FMLA leave. Earned VSTO for the year will be paid out to the Pilot at the commencement of his leave of absence.

Section 2. In the event of a layoff, a Pilot on a leave of absence who would otherwise be laid off will have his leave of absence cancelled. A Pilot will be notified that his rights under the Agreement have been changed to those of a furloughed Pilot.

Section 3. Except as otherwise provided for in this Agreement, a Pilot returning from a leave of absence will be restored to his former position if the position still exists or he will be placed in any other position where his seniority permits. Being restored to his former position means his job at the time of his leave of absence, his seat, aircraft type and job number.

           a. Any Pilot returning from a leave of absence who requires training prior to returning to flying will be scheduled for required training as soon as possible at the discretion of the Company, not to exceed one (1) week. Pay shall resume when a Pilot commences training and shall be based on the position he is training for.

Section 4. All leaves of absences granted shall specify a date on which the Pilot will return to duty unless mutually agreed otherwise or by operation of law.

Section 5. All leaves of absence shall be without pay, unless otherwise specified in the Agreement.

Section 6. Unless otherwise specified in the Agreement, insurance coverage for a leave of absence will terminate at the end of the month in which the leave commences. After this date, an employee may elect to pay an amount equal to the group insurance premiums paid by the Company.

Section 7. Failure of a Pilot to return to active status at the end of any leave of absence shall be deemed a voluntary resignation from the Company and his name will be removed from the seniority list.

Section 8. Any Pilot on a personal leave who enters the services of another employer or who enters into a competing business of his own without first obtaining written permission from the Company will voluntarily forfeit his seniority rights with the Company.

Section 9. A Pilot who is granted a leave of absence during his probationary period shall have his probationary period extended accordingly.

Section 10. A Pilot on a leave of absence will keep the Company informed of his current address and telephone number.

Section 11. All requests for leaves of absences must be submitted in writing through the Pilot's immediate supervisor for approval. Final approval shall be obtained through the Director of Operations.

                          ARTICLE 12

                          PAID DAYS OFF AND BANKED DAYS

           There will be two types of Banks: a Vacation and Scheduled Time Off Bank (VSTO) and a Sick Time/Unscheduled Time Off (SUTO) Bank. These two banks are used to give a Pilot more flexibility and control for his paid time off.

Section 1: VACATION AND SCHEDULED TIME OFF

           The number of VSTO days earned each year is dependent on a Pilot's years of active service with the Company.

           Completed Years of      Calendar
                 Active          Year Accrual       Monthly
           Service As A Pilot                       Accrual
         ----------------------  ------------     -----------
         1 Year through 9 Years    14 Days         1.167 days
          10 Years through 20      21 Days          1.75 days
                 Years
           21 Years and More       28 Days          2.33 days

           Pilots  working a five (5) on, two (2) off  schedule  will have three
           (3) days added to each of the above blocks. Pilots working a four (4) on, three (3) off schedule will have one (1) day added to each block. Monthly accruals shall be adjusted to account for the additional days.

           A.In order to accrue VSTO days, a Pilot must be an active employee on the payroll for at least fifteen (15) days in a month.

             1. New hire Pilots will accrue VSTOs in a month only if they are on the payroll prior to the fifteenth (15th) of the month.

             2. New  hire  Pilots  are  not   eligible  to  take   scheduled  or
                unscheduled days during their probationary period. The Company shall place three (3) days into a Pilot's Sick Time/Unscheduled Time Off Bank upon the successful completion of his probationary period. At the end of his first year of employment, an additional four (4) days shall be placed in his bank.

           B.VSTO is to be used for scheduled time off. A Pilot may request up to seven (7) day-at-a-time (DAT) VSTOs per year. Approval of the seven (7) days is based on operational needs. The request must be submitted to the Base Manager prior to the end of a hitch for use in the next hitch. DAT will be granted on a first-come, first-serve basis.

           C.A Pilot may use his current year's allotment of VSTO days in advance of time earned, but if a Pilot leaves the Company or is terminated before it is earned, any such time will be deducted from his final paycheck. VSTO days from the next year's VSTO allotment may not be advanced to a Pilot for use in the current year.

           D.A Pilot may bid all or part of his VSTO accrual as full weeks of vacation. Full week VSTO days are awarded based on Bidding Seniority. The number of Pilots permitted time off at any one time may be limited due to operational needs.

             1. Full  week  requests  must be made at least  sixty  (60) days in advance.  Approvals  will be given to Pilots no less than thirty
                (30) days prior to the start of the vacation period.

             2. A Pilot has the option of being paid for up to  one-third of his unused VSTO days at the end of each year. These unused days will be paid out at eighty (80) percent of a Pilot's applicable daily rate. All remaining unused days may be placed in the SUTO bank. The election must be made in writing to the Company no later than the last business day in the first quarter in the year of accrual.

             3. In the event a Pilot voluntarily leaves the Company,  he will be paid for his accrued VSTO days provided he has given the Company two weeks notice of his departure.

             4. Upon normal retirement from the Company (defined as reaching age
                62) or when declared medically retired by the Company, a Pilot will be paid his accrued vacation and fifty (50) percent of his SUTO bank.

                a.In the  event  VSTO  days  are  canceled  due  to  operational necessity, the Company shall notify the affected Pilot. Cancellations shall first be offered to volunteers in seniority order. If an insufficient number of Pilots voluntarily accept cancellation, remaining cancellations shall be involuntarily cancelled and assigned in inverse seniority order. If a vacation is involuntarily cancelled by the Company, the Pilot shall be paid one hundred and fifty (150) percent of his base pay.

                b.When a full  week's  VSTO  is  canceled,  the  Pilot  and  the
                  Company shall attempt to find a mutually agreeable substitute block during the current year. In the event a mutual agreement is not reached, the Pilot may elect to receive compensation in lieu of vacation. A Pilot who has been offered and has accepted a vacation cancellation shall receive his regular compensation. A Pilot whose vacation has been involuntarily cancelled shall receive the one hundred and fifty (150) percent compensation referred to in Section 1(D.4.a.) of this Article.

                c.In the event the Company  cancels a Pilot's full week VSTO for operational needs, all non-refundable vacation deposits which the Pilot, with the assistance of the Company, is unable to recover shall be reimbursed to the Pilot. In order to receive reimbursement, the Pilot shall provide the Company with proof of the deposit.

Section 2: SICK TIME/UNSCHEDULED TIME OFF (SUTO)

           A.Sick Time/Unscheduled Time Off (SUTO) Days are to be used for unscheduled absences including personal illness and injury off the job.

           B.Pilots must have at least seven (7) days in the SUTO bank at the beginning of each calendar year prior to bidding VSTO for that calendar year. Pilots who have less than seven (7) days in the SUTO bank are required to set aside the appropriate number of VSTOs to satisfy the SUTO bank minimum.

Section 3: GENERAL

           A.All VSTO and SUTO days are paid at a Pilot's applicable daily rate, except as provided for elsewhere in this Article.

           B. Unscheduled absences are taken in the following order:

             1. A maximum of seven (7) days can be taken as unscheduled time off in a calendar year from the SUTO Bank.

             2. Unscheduled  absences due to personal  illness or injury off the job will also be taken from the SUTO Bank.

             3. Once the SUTO Bank is  exhausted  a Pilot may use his  remaining unused VSTO days.

             4. Unbid  accrued  VSTO  days  must  be  used  for  any  additional unscheduled absences.

             5. A Pilot may not take an unpaid day off unless all valid  accrued
                VSTOs and SUTOs days have been exhausted.

           C.Use of VSTO  and  SUTO on an FML  shall  be  required  pursuant  to
             Article 11, III, Section 4 of the Agreement. Use of VSTO days for other leaves of absence will be pursuant to Article 11, V, Section 1 of the Agreement.

           D.Pilots and the Union share in the responsibility for preventing unnecessary absences and shall assist the Company in its efforts to minimize any abuse of excessive absenteeism.

             1. A Pilot who cannot perform his duties due to a non  occupational injury or illness shall immediately report such absence and the reason for it to his immediate supervisor. A Pilot shall personally contact his supervisor on a daily basis during his scheduled work hitch unless physically unable to do so and shall advise the supervisor of his expected date of return and a telephone number where he can be reached during his absence.

             2. Upon reasonable  suspicion of misuse of such leave,  the Company reserves the right to require a physician's certificate or an examination by a Company-designated physician. To the extent any Company-requested examination is not covered by insurance, it shall be paid for by the Company provided the Pilot submits receipts for reimbursement in a timely manner.

                                   ARTICLE 13

                          ON-THE-JOB INJURY (OJI) LEAVE

Section 1. Pilots are eligible for worker's compensation benefits with respect to injuries or illnesses arising out of and in the course of employment with the Company.

Section 2. VSTO and SUTO days will not be charged to a Pilot who is injured on the job.

Section 3. A Pilot must report the occurrence of an OJI to his supervisor immediately.

Section 4. A Pilot injured on the job will receive his worker's compensation benefit in accordance with applicable state law. During the statutory waiting period, an injured Pilot will receive his base pay.

Section 5. All insurance benefits shall continue to be available to a Pilot on the same basis as an active employee for a maximum of twelve (12) months, provided the Pilot continues to pay his portion of the insurance premium. Once the twelve (12) month period has been exhausted, the Pilot shall be eligible for medical insurance under COBRA for the applicable period of time.

Section 6. The Company may require an injured Pilot to submit to a physical examination in accordance with the provisions of Article 16.

Section 7. Prior to returning to duty from an OJI Leave, a Pilot shall be required to present a physician's statement to the Company verifying that he is medically fit to perform all Pilot duties. In the event there is a dispute concerning the Pilot's fitness for duty, the procedures of Article 16 shall be utilized to resolve the dispute. Upon return from an OJI Leave, a Pilot shall be returned to his former position if the position still exists, or to any other position where his seniority permits.

Section 8. When a Pilot covered by this Agreement suffers a job-related injury, the Company shall inform the Pilot of his rights under the applicable state's Worker's Compensation statute and the Longshoreman's Act, if applicable.

Section 9. During an OJI Leave, the Company may offer, and a Pilot may accept light duty, provided it is consistent with his medical restrictions. During a light duty assignment, the Pilot shall be compensated at his applicable base pay.

Section 10. Worker's Compensation benefits made by the Company shall be reduced (as allowed by applicable Worker's Compensation statutes) to the extent the Pilot receives income from other sources. These shall include, but not be limited to, such other outside income as social security benefits and/or outside employment.

Section 11. If a Pilot sustains an on-the-job-injury while at work away from his base station, the Company shall provide transportation to return the Pilot to his base station. If a Pilot sustains an on-the-job-injury requiring medical attention, the Company shall provide the Pilot transportation to the extent necessary to obtain medical attention.

                                   ARTICLE 14

                                BEREAVEMENT LEAVE

Section 1. The Company shall grant a bereavement leave commensurate with each individual for the death of a member of the Pilot's immediate family. Pilots on bereavement leave shall be paid for each duty day missed, up to a maximum of seven (7) days. Pilots may use accrued VSTO and/or SUTO days to be paid beyond the seven (7) paid duty days. Pilots shall inform the Company which bank(s) they intend to utilize in order to be paid beyond the seven (7) paid duty days.

Section 2. For the purposes of this Article, a Pilot's immediate family shall include his mother, father or legal guardians, spouse, children, brother, sister, grandparents, mother-in-law and father-in-law.

Section 3. The Gulf Coast Manager, at his sole discretion, may extend the duration of a bereavement leave or grant bereavement leave for persons other than the Pilot's immediate family.

Section 4. Funeral leave is not compensable when the Pilot is on days off, leave of absence, VSTO/SUTO, layoff, or suspension.

Section 5. The Company will accept any method of reasonable proof of death and funeral. This will include a newspaper clipping, copy of death certificate, etc.

                                   ARTICLE 15

                                    JURY DUTY


Section 1. When a Pilot is called for Jury Duty, he is required to present proof in the form of a court summons or subpoena for jury duty to his supervisor as soon as possible.

Section 2. A Pilot serving on Jury Duty shall receive his regular pay. The day or days for which a Pilot will receive pay for Jury Duty must fall within the Pilot's regularly assigned workweek (the day or days the Pilot normally works). Paid Jury Duty will be limited to a maximum of five (5) duty days in a twelve (12) month period. Any monies received by a Pilot from the court for Jury Duty shall be signed over to the Company.

Section 3. Jury pay is not applicable when a Pilot is on suspension, leave of absence, VSTO/SUTO, layoff or day(s) off.

Section 4. In the event a Pilot is released from Jury Duty on a duty day, he shall be required to return to his base provided the court is located within reasonable proximity to the base and he has at least six (6) hours remaining in his duty day.

                                   ARTICLE 16

                         FEES AND PHYSICAL EXAMINATIONS


Section 1. Should the Company require any Pilot to be bonded in the performance of his duties, the premium involved shall be paid by the Company.

Section 2. In the event identification badges or cards are required, the Company shall provide identification badges or cards at no cost to the Pilot. In the event the I.D. badge or card is lost or misplaced by the Pilot, he shall be charged for the total cost of a replacement badge or card and shall be required to secure such badge or card on one of his days off.

Section 3. Pilots shall maintain a rotorcraft Helicopter Commercial License (RCHCL) with an Instrument Rating at his expense.

Section 4.
           a.It shall be the responsibility of each Pilot to pay for and arrange his regular medical examinations by a qualified aeromedical examiner of the Pilot's choice, as required by the Federal Aviation Regulations. Examinations will be scheduled while the Pilot is off-duty.

           b.Any additional physical exams and/or tests required by the Company or a customer beyond those required as provided for in Section 5(a) of this Article shall be paid for by the Company.

Section 5.

           a. When the Company believes that there are grounds to question a Pilot's physical or mental condition to remain on flight status, the Company may require that such Pilot be examined by a medical examiner designated by the Company.

           b. Any medical examination or tests required by the Company pursuant to Section 5(a) of this Article shall be paid for by the Company. Payment shall be made by the Company directly to the medical examiner and/or test facility conducting such examination or tests.

           c. A Pilot will be provided a copy of the Company physician's report. This report will state specifically if the Pilot is able to perform his duties.

           d. A Pilot who fails to pass a Company physical examination may have a review of the case. Such review will proceed in the following manner:

                1.Within  fifteen  (15)  calendar  days of the date the Pilot is presented the report of the Company physician, the Pilot may employ a qualified medical examiner of his own choosing and at his own expense for the purpose of conducting a physical examination for the same medical purpose as the examination made by the Company's medical examiner.

                2.A copy  of the  findings  of the  qualified  medical  examiner chosen by the Pilot shall be submitted to the Company within seven (7) business days of receipt by the Pilot, and will state if he is able to perform Pilots' duties. In the event that such findings verify the findings of the medical examiner employed by the Company, no further medical review of the case shall be afforded.

                3.In the event that the findings of the medical  examiner chosen by the Pilot disagree with the findings of the medical examiner employed by the Company, the Company will, at the written request of the Pilot, ask the two (2) medical examiners to agree upon and appoint a third qualified and impartial medical examiner who is a specialist in the area of the Pilot's alleged disability, for the purpose of making a further medical examination of the Pilot. In the event the Pilot fails to submit a written request, within fifteen (15) calendar days after the findings, the results of the original Company examination shall govern.

                4.The decision of the impartial  physician,  who has been agreed upon by the Company physician and the Pilot's physician, shall be final and binding on all parties.

                5.The expense of employing the impartial  medical examiner shall be borne equally by the Company and the Pilot. Copies of the medical examiner's report shall be furnished to the Company and to the Pilot.

           e. When a Pilot is removed from flight status by the Company as a result of failure to pass the Company's physical examination, and appeals such action under the provisions of this Section, he shall, if subsequently found by the impartial examiner to have been fit to perform the work at the time of removal, be reimbursed at his regular rate of pay and medical expenses.

                                   ARTICLE 17

                                    TRAINING

I.    RECURRENT TRAINING

Section 1. The Company will attempt to schedule recurrent training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot's hitch. If recurrent training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. Pay for recurrent training will be in accordance with Article 21 of this Agreement.

Section 2. In the event a Pilot is unable to attend training on the day(s) assigned, he will notify the Manager of Gulf Coast Operations as far in advance as possible. The Manager will work with the Pilot to arrange for alternative training dates. However, if there are no mutually agreeable dates available, the Pilot will remain obligated to conduct the training on the original dates assigned by the Company.

Section 3. Each month, the Company will publish a list of recurrent training. At the beginning of each year, the Company will also publish a list of scheduled recurrent training classes for the year along with a list of Pilots assigned to such training. It will be the responsibility of the Pilot to know the dates for his scheduled recurrent training class and whether a Pilot's recurrent training has been rescheduled due to a change in assignments.

II.   UPGRADE TRAINING

Section 1. The Company will attempt to schedule upgrade training on days off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot's hitch. If upgrade training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. Pay while in upgrade will be in accordance with Article 21 of this Agreement. A Pilot's base salary will not increase until he has successfully completed all training and reports for duty for the first scheduled revenue flight in the upgraded aircraft.

III.  SPECIAL TRAINING AND NEW HIRE TRAINING

Section 1. The Company will attempt to assign any nonrecurrent special training on a Pilot's day off to minimize disruption to the operation. The Company will make reasonable efforts to schedule training immediately before or immediately after a Pilot's hitch. If special training cannot be scheduled immediately before or after his hitch, the Company shall provide the Pilot with housing and per diem during the day(s) off between his training and his hitch. (This preceding sentence is not applicable for new hire training.) Pay for special assignment training will be in accordance with Article 21 of this Agreement.

Section 2. Training pay of new hire Pilots will be determined by the Company and may be modified from time-to-time based on market conditions. In no event shall Pay for new hire Pilots exceed the base salary for Pilots in their first year of service. First year pay commences after a Pilot has successfully completed all new hire training.

IV.   TRAINING FAILURES

Section 1. It is recognized that not all Pilots reach the required level of proficiency in the same amount of time. Therefore, when it becomes apparent to the Company that a Pilot will require time in excess of that usually required to reach proficiency, the Company Training Department will, in consultation with the Pilot, determine the cause of his inability to reach the required proficiency level and establish a plan for correcting the problem. In the event a Pilot fails to demonstrate the required degree of proficiency after completion of the individual training plan, he will be handled in accordance with the provisions outlined below.

      a.   Recurrent Training

           1. A Pilot who fails any portion of recurrent training (written exam, oral exam, flight check) will be removed from line duty without pay for up to seven (7) days, commencing with the first day of his next scheduled hitch, or until he has commenced retraining and has been successfully retested by the Company.

           2. A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

           3. If the Pilot fails the retest, his status with the Company will be reviewed.

      b.   Upgrade/Transition Training

           1. A Pilot who fails any portion of his upgrade/transition training after a retest (written, oral or flight check) will have the training discontinued. The Pilot will be returned to his previously flown aircraft if the aircraft is still being flown by the Company, or any other available aircraft for which he is qualified.

           2. A Pilot who fails his oral exam or flight check may request a change in instructor or additional training prior to his retest.

           3. A Pilot who fails upgrade/transition training will not be permitted to upgrade in that aircraft for a period of six (6) months following his training failure. A Pilot who fails upgrade/transition training a second time will not be permitted to upgrade for a period of twelve (12) months following his training failure. It is understood and agreed that the Company has the right to conduct a line check following any training failure.

      c.   Flight Check/ Progress Ride

           1. When a Pilot fails a flight check given as a result of an aircraft incident or an observed departure from normal flight procedures, his status with the Company will be reviewed.

           2. If an oral exam is necessary and the Pilot fails a retest, his status with the Company will also be reviewed.

      d.   Initial Training (New Hire)

           1. A Pilot who fails any portion of his new hire training will be subject to termination by the Company.

                                   ARTICLE 18

                 FACILITIES, EQUIPMENT AND UNIFORMS

Section 1. The Company shall provide Pilots with clean and comfortable rooms near its operating bases. For the purpose of this Agreement, clean and comfortable rooms may be either apartment units, motels or mobile homes. These rooms will be provided under the following circumstances:

           a. When a Pilot engages in a Workover at an unassigned base;

           b. When a Pilot does not work within reasonable proximity of his home regardless of whether he is on regular hitch or Workover; or

           c. When travel back to his home would prevent a Pilot from receiving minimum rest in accordance with FARs.

           All new mobile homes purchased by the Company will be limited to a maximum of five (5) bedrooms. Existing mobile homes that have six (6) bedrooms may continue to be used. However, if any Pilot in a six (6) bedroom mobile home objects to such sleeping accommodations, the Company will place one (1) of those Pilots into a nearby apartment unit, motel, or another mobile home when available. No Pilot will be asked to share his sleeping room with another. Normal furnishings will be provided, include air-conditioning, furniture, television, stove and/or microwave oven, and cooking and eating utensils. If not provided in the mobile homes, washers and dryers shall be provided near the operating bases.

Section 2. Company-provided accommodations will be cleaned at Company expense at least once a week. It will be the responsibility of each Pilot housed in Company-provided accommodations to treat all furnishings and appliances with care.

Section 3. When Company-provided rooms are filled to capacity, or otherwise not available, the Company shall provide individual motel accommodations, when available, including transportation to and from such facility for non-domiciled Pilots.

Section 4. The Union shall appoint a Crew Accommodations Committee to work jointly with the Company to periodically review Company-provided accommodations for comfort and cleanliness. In addition, the Committee shall make recommendations to the Company for ways to improve crew accommodations.

Section 5. The Company shall furnish its Pilots with all necessary equipment to perform their duties. This equipment shall not include headsets or computers, but shall include Switlik vest style PFDs. The Company will meet with the Union to determine an appropriate timetable for replacement of existing PFDs with the Switlik PFDs.

Section 6. Pilots are responsible for all equipment assigned to them, and if they lose equipment, or damage equipment through negligence, the Pilot will be required to reimburse the Company for the cost of the replacement. Company-provided equipment that becomes inoperative as a result of normal wear and tear shall be repaired or replaced by the Company.

Section 7. Pilots will be issued a set of seven (7) uniforms and a jacket upon hire. Should a Pilot uniform show exceptional wear and tear during a one (1) year period, the Pilot should consult with his supervisor for replacement items. Upon request and subject to approval by the Company, Pilots shall be entitled to four (4) replacement items per year.

Section    8. The  Company  will pay to each Pilot each year,  beginning  thirty
           (30) days after the date of signing this Agreement, an equipment allowance of two hundred dollars ($200.00).

Section    9. The Company shall have the right to determine  reasonable grooming
           standards  for  Pilots.   Such   standards   will  be  published  and
           distributed to all Pilots.

                                   ARTICLE 19

                                  SEVERANCE PAY


Section 1. A Pilot who is laid off shall receive severance pay based on the total amount of Company Seniority under this Agreement unless one or more of the following conditions exist:

           a. He exercises his seniority in order to remain in the employ of the company.

           b. He accepts any other employment with the Company or refuses to accept a job or assignment within his category as "Pilot" in the Company.

           c.   The  layoff  is caused by  circumstances  beyond  the
                control  of  the  Company.  Examples  of  this  would
                include a war or foreign invasion, an act of God/natural disaster, an official state of emergency, a strike affecting the Company's business, a work stoppage, a government grounding of aircraft, or the revocation of operating certificate(s).

           d. He is dismissed for just cause, resigns or retires.

Section 2. The amount of severance pay due to a Pilot under this Article shall be based on the Pilot's Company Seniority with the Company and shall be computed on the basis of the Pilot's regular base pay at the time of layoff as follows:

           Completed Years of Service                 Severance Allowance
           -------------------------------            -------------------
           1 year but less than 4 years                        2 weeks
           4 years but less than 8 years                       4 weeks
           8 years but less than 12 years                      6 weeks
           12 years but less than 16 years                     8 weeks
           16 years or more                                   10 weeks

Section 3. Severance pay shall be paid on the dates of his regular pay periods. At Pilot option, he may elect to receive his severance pay in a lump sum.

Section 4. Severance pay shall continue until all severance pay has been paid. However, if a Pilot is recalled, severance pay shall stop on the effective date of recall.

Section 5. The Company may offer voluntary leaves of absence to offset scheduled furloughs.

Section 6. The Company may offer voluntary furloughs to Pilots flying a specific aircraft and/or seat to offset scheduled involuntary furloughs. Volunteers shall be entitled to all of the provisions of this Article, except that severance pay will be calculated based on the position of the most junior Pilot scheduled for involuntary furlough. Return to active status shall occur only as a result of the normal recall process.

Section 7. Medical, dental and life insurance for laid off Pilots and their eligible dependents will continue on the same basis as active Pilots until all severance pay has been paid.

                          ARTICLE 20

                                 MOVING EXPENSE

Section 1. The Company shall provide a paid move to a Pilot who is required to move by the Company as a result of the opening of a new base(s) that is not part of the Gulf Coast operations, provided that the Pilot moves within fifty (50) miles of his new base. In addition, a move will only be paid if it results in the Company not having to provide the Pilot with Company-provided accommodations at his new base.

Section 2. In order to receive a Company-paid move, Pilots must complete such move within twelve (12) months from the date of notice and shall be entitled to the following reimbursement upon presentation of reasonable documentation.

           a. Actual moving expense for normal household effects including normal packing charges up to a maximum of twelve thousand (12,000) pounds. Not included in the move are the transportation of pets/animals, boats, automobiles, motorcycles, heavy shop or hobby equipment.

Section 3. Pilots shall be allowed the following enroute expenses when properly substantiated by receipts during the period of enroute travel:

           a.  For Pilot only - $30.00/day

           b.  For Pilot and Spouse - $60.00/day

           c.  For each dependent child - $15.00/day

           The period of enroute travel shall continue after arrival until the day the household effects arrive or until the end of the fifth day, whichever comes first.

Section 4. For the purpose of determining necessary travel time, the Company will allow one (1) travel day for each five hundred (500) miles or fraction thereof, to a maximum of three (3) travel days when driving a vehicle. The Pilot is expected to move during his days off and be prepared to work on his regular hitch. Travel time will be determined by the most direct AAA mileage between the two (2) cities.

Section 5. In addition to moving expenses, one (1) vehicle per family may be driven to the new location and the Pilot will be reimbursed at the rate established by the IRS. It is agreed by the parties that as of the date of signing of this Agreement, the mileage rate will be thirty-one (31) cents per mile by the most direct AAA highway mileage. No expenses will be paid for a second vehicle.

Section 6. To be eligible to obtain reimbursement from the Company, a Pilot must meet the requirements of Section 1 of this Article and have:

           a.   completed his probationary period,

           b. provided the Company with at least thirty (30) days advance notice of the move,

           c.   not  have  had  another   Company-paid  move  in  the  preceding
                twenty-four (24) months, and

           d. use a Company contracted mover, if required to do so by the Company.

Section 7. Pilots who voluntarily leave the Company within twenty-four (24) months of a paid move will be required to reimburse the Company for all moving expenses provided under this Article.

Section 8. Pilots eligible for reimbursement of moving expenses electing to move themselves shall be reimbursed for actual moving expenses such as truck rental, gas, oil, drop-off, and other Company-approved expenses. Pilots must notify the Company in advance of a move, receive prior Company approval, and follow the specified procedures per Company policy in order to be reimbursed.

           a. The actual expenses reimbursed cannot exceed the total estimated cost of a Company-coordinated move.

           b. If the actual move by the employee is less than the lowest estimate for a Company-coordinated move, one half of the difference will be paid to the employee. Total reimbursement shall not exceed the reimbursement for which the employee is eligible pursuant to Sections 2, 3 & 5 of this Article.

                                   ARTICLE 21

                                    BASE PAY

Section 1. A Pilot on the seniority roster shall be paid the following salary in accordance with his Company seniority as a Pilot with the Company. Rates are shown in Appendix "A."

Section 2. A Pilot in recurrent, upgrade, or special training shall be paid seventy (70) percent of his applicable base pay for all days spent in training.

                                   ARTICLE 22

                                SUPPLEMENTAL PAY


Section 1. CHECK AIRMAN. In addition to their base pay, Company-designated Check Airmen shall receive an override of five hundred dollars ($500.00) per month. The monthly override shall be prorated if the Check Airman serves in that capacity for a portion of the month.

Section 2. FIELD CHECK AIRMAN. In addition to their base pay, Company-designated Field Check Airmen shall receive an override of two hundred dollars ($200.00) per month. The monthly override shall be prorated if the Field Check Airmen serves in that capacity for a portion of the month.


Section 3. PILOT MECHANIC. In addition to their base pay, Company-designated Pilot/Mechanics shall receive an override of five hundred dollars ($500.00) per month. The monthly override shall be paid only when the Pilot is called upon to perform such work and shall be prorated based on the number of days actually working in that function.

Section 4. LEAD PILOT. In addition to their base pay, Company-designated Lead Pilots shall receive an override of three hundred dollars ($300) per month. The monthly override shall be prorated if the Lead Pilot serves in that capacity for a portion of the month.

Section 5. WORKOVERS.  A Workover  shall be paid at one and  one-half
           (1.5) times a Pilot's applicable daily rate. The daily rate is equal to one-fifteenth (1/15) of the monthly base salary.

Section 6. All supplemental pay for Workovers and temporary assignments shall be paid at the rate of one-fifteenth (1/15) of the monthly supplement for each day of applicable work performed.

                                   ARTICLE 23

                                     BONUSES


Section 1. OFFSHORE BONUS. In addition to his base salary, a Pilot required by the Company or customer to remain at an offshore location overnight shall receive thirty dollars ($30) per night.

Section 2. SLING BONUS. In addition to base salary and when sling rates are charged to customers, a Pilot required by the Company to conduct external load operations in revenue service shall receive thirty-five ($35) per flight hour or fraction thereof.

Section 3. NIGHT FLIGHT BONUS. In addition to base pay and when night rates are charged to customers, a Pilot required by the Company to fly in revenue service during the hours of official sunset to official sunrise as reported by the United States Naval Observatory shall receive thirty-five ($35) per flight hour or fraction thereof.

Section 4.  SAFETY AND SERVICE INCENTIVE PLAN (SSIP)

            A. The SSIP will  remain in effect for the  duration of this
                Agreement, provided that the program is offered to all other eligible employees of the Company.

            B. A Pilot shall be eligible for the SSIP once he has completed a full quarter of active service with the Company. Active Service means a Pilot on the payroll.

Section 5. SIGNING BONUS. Each Pilot on the active payroll as of the effective date of this Agreement shall receive six hundred dollars ($600) for each completed year of service with the Company. Such payment shall be made to an eligible Pilot within thirty (30) days from the date of ratification.

                                   ARTICLE 24

                                WORKOVER/OVERTIME

      Section 1:WORKOVER PAY

                a.A Workover is defined as being  scheduled for and reporting to work on a regularly scheduled day off.

                b.A Workover  shall be paid at one and one-half  (1.5) times the daily rate. The daily rate is equal to one-fifteenth (1/15) of the monthly base salary for the actual aircraft flown or for what a Pilot was scheduled to fly on the Workover, whichever is greater as provided for in Article 21 of this Agreement.

                  1. The Workover rate shall apply regardless of job assignment, aircraft flown or hours on duty.

      Section 2:WORKOVER PROCEDURES AND ASSIGNMENTS

                a.It is  understood  that  Workovers  are a viable  and  popular means for providing additional income and, as such, should be assigned in a fair and equitable manner.

                b.A Pilot  who  desires  a  Workover  assignment  will  submit a
                  Written Workover Form, which will be provided by the Company, to the ARA scheduling department. The request will include:

                  1. A Pilot's name and contact number;

                  2. The date(s) a Pilot is available to Workover on his off hitch;

                  3. The aircraft a Pilot is able to fly;

                  4. The  bases  at  which  a  Pilot is willing to Workover; and

                  5. Whether  the Pilot can be  contacted  to perform  emergency
                     Workovers.

                c.A Pilot is  responsible  for ensuring that the  information on file in the scheduling department is accurate and that the dates requested for the Workover are correct.

                d.The Company will  maintain a Workover list that will be redone each Friday. Therefore, Pilots must request Workovers and confirm the information on the list no later than the end of each work hitch. A Pilot who agrees to a Workover shall be considered on hitch for the dates agreed to by the Company and Pilot.

                e.The Company shall maintain two (2) Workover lists.

                  1. The  Emergency  list will contain the names of those Pilots who are able to report to work on two (2) hours notice.

                  2. The  Normal  Roster  will be divided  into two (2)  groups:
                     those Pilots who want to perform Workovers at any base; and those Pilots who want to perform Workovers only at a specified base.

                f.Normal  Workovers  will be offered in the following
                  order:

                  1. To Pilots with "off days" between training and their hitch;

                  2. To  Pilots  who  fly  the  job on the  opposite hitch;

                  3. To any  qualified  Pilot,  in  seniority  order, regardless of the  base;

                  4. To supervisors.

                g.Emergency  Workovers  will only be  offered to Pilots who meet the criteria identified in Section 2, Paragraph (e.1) of this Article.

                h. Pilots will be passed over for Workovers when:

                  1. A Pilot is not qualified;

                  2. A  specific customer requests  that a certain Pilot not fly his job;

                  3. There is a conflict  with a Pilot's  regular job
                     (i.e., FAR limitations);

                  4. The  dates  of a  Pilot's  availability  conflict  with the length of a job (i.e., 1-day job vs.
                     RON);

                  5. A pilot does not answer a phone  call from the  Company.  A daily phone record shall be maintained to verify that a call to the Pilot has been made.

                  6. A Pilot is  unable  to give  the  scheduling  department  a definitive answer at the time of the call.

                i.A Pilot will be allowed to use a beeper as his contact  number only for Normal Workovers. A Pilot contacted on his beeper will have fifteen (15) minutes to respond to his page or he will be passed over for a Workover assignment. It will be the Pilot's responsibility to make certain that his beeper is in working order.

                j.Any Pilot who refuses two (2)  Workover  offers will be placed at the bottom of the list for the remainder of the hitch.

                k.When the  procedures of Section 2, Paragraph f of this Article have been exhausted, the Company may remove a Pilot from his job at his base, in reverse seniority order, to fulfill such requests for as short a period as possible, not to exceed three (3) days. This is in accordance with the procedures of
                  Article 8, I, Section 3.

                l.When assigning  Workovers,  base  supervisors  will make every reasonable effort to follow the guidelines set forth in this Article. Further, they will insure, to the best of their ability, that Workovers are distributed equally to all whose names appear on Workover rosters at their respective bases.

                m.Supervisors  shall not be used on revenue  flights which could be flown by Pilots on Workover status, or in any manner so as to avoid hiring a Workover Pilot, except in the following circumstances:

                  1.  Medical emergencies;

                  2. When  every  reasonable  effort  has been  made to secure a
                     Workover Pilot in accordance with the provisions of this Article and such efforts were unproductive.

      Section 3:COMPENSATORY TIME

                a. Compensatory Time means a Pilot requests a day off from a regularly scheduled workday in lieu of Workover pay. Such time shall be compensated as his regular base pay.

                b. The request for compensatory time must be agreed to by the Company and the day off shall be granted by mutual agreement. In the event mutual agreement cannot be reached, the Pilot shall receive the applicable Workover pay.

                                   ARTICLE 25

                                   TRAVEL PAY

Section 1. Mileage pay shall be paid at the applicable rate established by the Internal Revenue Service under the following circumstances:

           a. When required to relocate to another base or location other than the Pilot's assigned base via personal vehicle. Mileage will be calculated from the point of the Pilot's assigned base to the location directed by the Company.

           b. When mileage is in excess of thirty (30) miles for use of a personal vehicle. When computing mileage, figures must reflect mileage from ARA to Workover base or mileage from the Pilot's home to Workover base, whichever is the lesser distance or if applicable, mileage from assigned base to the Workover base.

Section 2. Mileage will not be paid in cases of Workover at the assigned bases when such Workover immediately proceeds or follows a normal work schedule.

Section 3.   a.  Additional  Crew  Member  Agreement  (ACM).  As  the
                 flight deck crewmembers covered under this agreement reside in various locations, and are subject to frequent changes of job assignment with little or no notice, the Company shall make reasonable efforts to enter into ACM Agreements with other carriers in the Air Transportation Industry to provide for transportation related to commuting to and from their residence to job assignments.

             b. If requested by a Pilot, the Company shall provide a Photo Identification Card that provides sufficient information about each Pilot and the Company. The Photo ID System shall be available within ninety (90) days from the effective date of this Agreement.

                                   ARTICLE 26

                                    PER DIEM

Section    1. A Pilot shall receive per diem under the following circumstances.

           a. PILOT ON REGULAR WORK SCHEDULE - When required to relocate via vehicle or aircraft after arriving at their assigned base, a meal allowance is paid. This excludes an offshore location where a Pilot receives an offshore bonus.

           b. PILOTS ASSIGNED OFFSHORE - Pilots assigned to offshore contracts who are required to RON onshore during a hitch may be eligible for reimbursement of meals.

                c. PILOT WORKING OVER - When a Pilot is on a Workover, a meal allowance is paid

Section 2. Per Diem shall be paid at the rate of $5.00 per meal, to a maximum of $15.00 per day.

                                   ARTICLE 27

                               INSURANCE BENEFITS

Section 1. The Company shall amend the following employee benefit plans as follows:

           Group Term Life/AD&D Insurance: 2 x salary to $125,000. The Company will provide group term life/AD&D benefits on a non-contributory basis.

           Disability Insurance:

           Short Term Disability: Current Company policy.

           Long   Term    Disability:    50%   of   covered   monthly
           compensation to a maximum monthly benefit of $5,000.

           The Company will work with it's insurance carriers to consider offering buy-up options for employees.

           Medical Insurance:

           $250 deductible plan: Current Company policy. Contributions will remain in effect from 8/01/99 to 12/31/00. Future adjustment to contributions will be made on the same basis as other Company employees.

           $750 deductible plan: Benefit amended to provide an individual out-of-pocket maximum of $2,000 (including deductible) and a family out-of-pocket maximum of $4,000 (including deductibles). Note: Plan provisions prohibit some benefits from being reimbursed a 100%.

           Contributions for the $750 deductible plan are amended as follows:

           Employee only coverage:  $10.00 per month.
           Additional for dependent coverage:  $75.00 per month.
           The amended contributions will remain in effect from 8/01/99 to 12/31/00. Future adjustments to contributions will be made on the same basis as other Company employees.

           Dental Insurance: Current Company policy.

                                   ARTICLE 28

                           RETIREMENT AND 401(K) PLAN


Section 1. The Company shall match a participating Pilot's 401(k) salary deferral contribution dollar for dollar to a maximum of the first three (3) percent of gross earnings, exclusive of bonuses.

Section 2. The Company shall also contribute three (3) percent of gross earnings, exclusive of bonuses for each Pilot who is on the payroll as of December 31 of each year. Contributions shall be made on an annual basis. No contribution shall be required to be made by any Pilot in order to be eligible for the three (3) percent Company contribution.

                          ARTICLE  29

                          SAFETY / ACCIDENT PREVENTION


Section 1. The Company shall continue to maintain safe and healthful working conditions for its Pilots and agrees to further that important goal by establishing a joint Company/Union Safety Committee and creating an Accident Prevention
           Policy.

Section 2. In that the Company is engaged in a vital service to our Customers, the Company and Union have a particular obligation to carry out this service courteously, efficiently and with due regard for the safety of our passengers and ourselves. The Company and the Union recognize their duty and responsibility to assist in the maintenance of the Accident Prevention Policy. The Policy shall consist of the following guidelines:

           a.   Safety is a primary concern of every operational undertaking.

           b.   The  Company  and  the  Union   recognize   that  safe   working
                conditions, proper and adequate training, equipment and protective devices are important elements in the workplace setting. Required equipment shall be provided by the Company.

           c.   The  Company  will  train  Pilots  in  any  new  aircraft,   its
                components, or on any new procedures which they may be required to utilize.

           d. All Pilots must follow accident prevention measures.

           e. Both the Company and the Pilots must follow all applicable Federal Aviation Regulations.

Section 3. The Company agrees to meet and confer on a periodic basis with a Safety Committee to receive and discuss recommendations from the Committee. The Committee shall consist of no more than two (2) Company representatives and two (2) Pilots appointed by the Union. The role of the Safety Committee shall be to receive and review complaints regarding unsafe working conditions or noncompliance with safety rules and may make recommendations concerning such complaints. Union members shall function in an advisory capacity.

           a. The Company shall designate a management representative to be responsible for receiving safety complaints.

           b. The Company and the Union shall cooperate in seeking feasible solutions to help reduce accident frequency and severity rates.

           c. The Company and the Union shall encourage Pilots to engage in safe work practices and to communicate safety issues to the designated management representative identified in Section 3(a).

Section 4. The Safety Committee will meet whenever it deems necessary, but not less than once during every calendar quarter, or not less than once every three (3) months.

           a. Any member of the Safety Committee who attends a committee meeting on his normal scheduled work day shall not suffer any loss in pay.

           b. All members of the Safety Committee shall receive travel pay and per diem in accordance with the rates established in Articles 25 and 26.

Section 5. It shall be the purpose of this Committee to work closely with the Company through the Director of Safety to insure that all possible measures are taken to prevent accidents, promote a safe working environment, and insure that the provisions of this Article are enforced.

                                   ARTICLE 30

                            GENERAL AND MISCELLANEOUS


Section 1. Any deviation from this Agreement shall be made by mutual consent between the Company and the OPEIU. Such mutual agreement must be in writing and signed by both parties thereto.

Section 2. Any Pilot leaving the service of the Company shall, upon request to the Human Resources Department, be provided with a letter setting forth the Company's record of his job classification, stating his length of service and rate of pay at the time he left the Company.

Section 3. There shall be no loss of pay when a line Pilot is displaced by a supervisor on a revenue flight.

Section 4. All orders or notices to a Pilot covered by this Agreement involving a transfer, promotion, demotion, layoff, or leave of absence shall be given in writing to such Pilot with a copy to the Union within five (5) business days.

Section 5. The pay period is currently every fourteen (14) days (bi-weekly). If the Company wishes to change the pay period timing, it shall meet and discuss the change with the Union prior to implementation. The Company shall continue to offer, on a voluntary basis to its Pilots, Electronic Funds Transfer (EFT) to the Pilot's bank of choice.

Section 6. Where there is a shortage equal to twenty-five (25) dollars or more in the pay of a Pilot, the Pilot will be reimbursed for such shortage as soon as possible but no later than five (5) working days for the payroll department. If a Pilot is overpaid, he will have the option to:

           a. have a new corrected check issued on the same work day;

           b.    reimburse the Company the total amount; or

           c. reimburse the Company through payroll deductions spread equally over four (4) pay periods.

Section 7. The parties agree that the intention of this Agreement is not to inadvertently reduce a benefit or working condition heretofore enjoyed by the Pilots.

Section 8. The Company shall pay for the costs of printing and distributing a copy of this Agreement to each Pilot as well as an adequate number of additional copies needed by each side.

Section 9. If the Company decides to place into service aircraft other than those already included in this contract, it shall notify the Union as soon as possible. Conferences shall be initiated by either the Company or Union upon written notice to the other party for the purpose of establishing rates of pay, rules and working conditions applicable to the new equipment.

           a. The parties shall meet at a mutually agreed upon time, but no later than sixty (60) calendar days before the aircraft is to be placed into service.

           b. In the event the parties fail to reach an agreement prior to placing the new equipment into service, the Company may place such new equipment into service. Pilot operating that new equipment shall be compensated at the contractual rate of pay appropriate to his seat and pay year. Nothing herein shall deny the Company the right to place new equipment into service.

           c. The provisions of Section 9 are not intended to hinder the acquisition or use of new equipment.

Section 10. Pilots shall not engage in any flying or other business activities which interfere or are in conflict with their service to the Company, provided, however, that this provision shall not be construed to prohibit Pilots from affiliating with Armed Forces of the United States.

Section 11.      PERSONNEL FILE

           Upon request, a Pilot's personnel file shall be open for his inspection during normal office hours in the presence of a Company representative. Nothing of a derogatory nature will be placed in a Pilot's file unless a copy is sent to the Pilot. Upon receipt of such report, the Pilot shall have the option of responding by returning his explanation or comments to be included with the report in his file or by challenging the truth or accuracy of the report. If the Company determines the challenge to be justified, the report will be removed from the Pilot's file and destroyed. If the Company determines otherwise, it shall notify the Pilot who may then avail himself of the provisions of Article 32 to appeal this decision.

           a. Customer complaints or correspondence of a derogatory nature shall not serve as the basis for any employment action, including discipline after twelve (12) months from the date of issuance unless within the twelve

                (12) month period there has been a recurrence of the same or similar nature.

           b. Disciplinary records involving safety matters shall not serve as the basis for any employment action, including discipline after five (5) years from the date of issuance unless within the five (5) year period there has been a recurrence of the same or similar nature. In addition, the Company shall not be required to remove copies of public records or documents which are required to be retained in
                accordance   with   applicable  law  or  governmental
                regulations.

                                   ARTICLE 31

               UNION BULLETIN BOARDS & COMMUNICATIONS


Section 1. The Company shall permit the Union to display an unlocked bulletin board at each base location. The Union shall purchase the bulletin boards and shall be responsible for its installation. The bulletin board shall be a maximum of four (4) feet by five (5) feet. The bulletin boards shall only be placed in areas that have been agreed to by the Company in advance.

Section    2. The  bulletin  board used by the Union and Pilots  covered by this
           Agreement   shall  be  for  posting   notices  of  Union  social  and
           recreational affairs, meetings and elections.

Section 3. General distributions, posted notices and official business will bear the seal or signature of an officer of the Union or a Pilot representative and will not contain anything defamatory, derogative, inflammatory, negative or of a personal nature attacking the Company or its representatives.

Section 4. The Company may refuse to permit any posting that would violate any of the provisions of this Agreement. Any notices posted that are not in accordance with this Article shall be removed by the Union or by the Company upon notice to the Union.

                                   ARTICLE 32

                               GRIEVANCE PROCEDURE

Section 1. INTRODUCTION

           The procedures described in this Article shall be the mandatory and exclusive mechanism for the resolution of all grievances concerning an action of the company affecting a Pilot or group of Pilots, including, without limitation, any and all grievances arising from discipline, discharge, or the interpretation or application of the express terms of this Agreement.

Section 2. DISCIPLINE AND DISCHARGE

           a. Based on the severity of the infraction, a Pilot may be subject to disciplinary action, up to and including discharge, for any violation(s) or infraction(s) of Company regulations, policies or violation of provisions contained in this Agreement. Disciplinary action will be in accordance with the following procedures:

                1. The  Company  may suspend the Pilot with pay prior
                  to notifying the Pilot of the charge;

                2.The Company will provide the  affected  Pilot,  with a copy to the Union, of the notice of the charge(s); and

                3.Within  seven (7) working  days,  the Company  will inform the
                  Pilot in writing, with a copy to the Union, of its decision regarding the charge and any discipline imposed.

           b. A Pilot may be immediately removed from payroll and may be suspended without pay if he is disciplined or discharged for violation of the FAA drug/alcohol policy, acts of violence or sabotage or threatening same, theft, or use of a weapon on Company premises.

           c. In the event the Pilot feels he had been unjustly disciplined or discharged, the Pilot or the Union may appeal in writing the Company's decision to the Director of Operations within seven (7) calendar days of the Company's decision. The appeal must set forth a concise statement of the facts giving rise to the appeal, and state the remedy or relief requested.

           d. The Director of Operations or his designee may elect to investigate the matter, and shall issue a decision in writing to the Pilot, with a copy to the Union, regarding disposition of the appeal within seven (7) calendar days of when the appeal was filed. In the event the decision on the appeal is not satisfactory to the Pilot, he or the Union may appeal to the System Board of Adjustment in accordance with Article 33 of this Article.

Section 3. GRIEVANCE PROCEDURE

           a. Disputes arising under this Agreement or between the parties with respect to the interpretation or application of the Agreement, excluding discipline or discharge matters subject to
                Section 2 of this Article, shall be processed in the following manner:

                1.Pilot(s)   shall   first   attempt  to  resolve   any  dispute
                  informally through consultation with his immediate supervisor within seven (7) calendar days of the date on which the affected Pilot, or any Pilot among a group of affected Pilots know or reasonably should have known of the facts on which the grievance is based. The supervisor shall render a decision within seven (7) calendar days from the date of consultation.

               2. If the  dispute is not  resolved  to the  satisfaction  of the
                  Pilot(s) within this time period, the aggrieved party or the Union shall reduce the grievance to writing on a standard form provided by the Union, signed by an authorized representative of the Union, and present it to the Gulf Coast Manager of the Company. At a minimum the written grievance shall contain the following information:


                  a.  A reference to the  provisions of the Agreement
                     alleged to have been breached;

                  b.  A statement of the facts involved; and

                  c. The specific remedy requested by the affected Pilot(s).

                  3. The written  grievance  must be submitted to the Gulf Coast
                     Manager within ten (10) calendar days of the date on which the grievance was denied or deemed to have been denied by the supervisor.

                  4. The Gulf  Coast  Manager  shall  render a  decision  on the grievance in writing within ten (10) calendar days of the date on which the grievance was filed. In the event the Gulf Coast Manager's decision is unacceptable to the Union, it may appeal the decision in writing to the Director of Operations, with a copy to the Director of Human Resources, within seven (7) calendar days of receipt of the decision. The appeal must include a statement of the reason(s) why the Union believes that the decision by the Gulf Coast Manager was erroneous.

                  5. The Director of  Operations  shall render a decision on the appeal in writing within fourteen (14) calendar days of the date on which the grievance was appealed. In the event the Director of Operations' decision is unacceptable to the Union, it may appeal to the System Board of Adjustment in accordance with Article 33 of this Agreement.

Section 4. The Company has the right to file a grievance over any dispute arising under this Agreement. Company grievances shall be handled in accordance with Section 3 of this Article, except that such grievances shall be presented to the President of the Local 107, who shall issue a written decision within fourteen (14) calendar days of the date the grievance was filed. If the decision of the President of the Local 107 is not satisfactory, the Company may appeal to the System Board of Adjustment in accordance with Article 33 of this Agreement.


Section 5. TIME LIMITS

           a. The failure of a Company representative to issue a decision or hold a hearing within the deadlines prescribed by this Article shall be deemed a denial of the grievance or appeal, and such grievance or appeal shall be deemed to have been immediately and automatically appealed to the next step unless the Union indicates that it wishes to withdraw such appeal.

           b. The failure of the Pilot(s) or the Union to comply with any of the time limits set forth in this Section shall be deemed an immediate, automatic, and final withdrawal of the grievance or appeal unless an extension of time has been requested within the prescribed time limits set forth in this Article.

Section 6. GENERAL

           a.   Unless    expressly    provided    otherwise,     all
               notification(s)  or appeals  required by this  Article
               shall be in writing,  and  accomplished by either hand
               delivery  verified by an initialed copy or by delivery
               system  prepaid  with  return  receipt  requested.   A
               notification or appeal required by this Article shall only be valid if it is sent to the last known address of the party to whom the notice is directed.

           b. Compliance with all time limits specified in this Article shall be determined by the date of mailing, as established by postmark or by date of hand delivery, as established by the initialed copy.

           c. A group grievance may be filed by the Union. Any such grievance shall contain sufficient information to permit the Company to identify the individual
               Pilots covered by the group grievance. No remedy awarded in a group grievance shall provide monetary compensation for periods prior to thirty (30) calendar days from the date on which the formal, written grievance was filed or the date the alleged violation, whichever is less.

           d. Time limits specified in this Agreement may be waived by mutual written consent of the parties.

           e. The parties will notify one another of the persons designated to file and answer grievances.

           f.  All  grievances  resolved at any step of the Grievance  Procedure
               prior  to  the  System  Board  of   Adjustment   shall  be  on  a
               non-precedential basis unless mutually agreed otherwise.

           g. If a grievant is exonerated, his personnel file shall be cleared of all reference to the incident. Records may be kept in a separate file but may not be used in future disciplinary actions. A grievant who is cleared of all charges shall be made whole as pertains to wages, seniority, longevity and benefits.

           h. A Pilot shall have the right of Union representation at all meetings with the Company. A Pilot shall be advised in advance of the nature of the subject of any hearing or conference.

                                   ARTICLE 33

                           SYSTEM BOARD OF ADJUSTMENT

Section 1. In compliance with Section 204, Title II, of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment, which shall be known as the "AIR LOGISTICS PILOTS' SYSTEM BOARD OF ADJUSTMENT" (hereinafter referred to as the Board).

Section 2. The Board shall have jurisdiction over disputes between any Pilot and the Company with respect to discipline or discharge, and over grievances or disputes growing out of the interpretation or application of this Agreement. The Company and the Union intend that procedures set forth in this Article shall be the exclusive and mandatory forum of all such disputes.

Section 3. The Board shall not have jurisdiction over any disputes unless all of the procedures required in Article 32 have been completely exhausted with respect to the dispute, and the dispute has been properly submitted to the Board pursuant to the provisions of this Article.

Section 4. The Board shall have no jurisdiction to modify, add to, or otherwise change the terms of this Agreement, or to establish or change the rates of pay, rules, and working conditions covered by this Agreement.

 Section 5. The Board shall consist of four (4) members, two (2) of whom shall be selected and appointed by the Company and two (2) of whom shall be selected and appointed by the President of Local 107. Board members shall have a vote in connection with all actions taken by the Board.

           a. In the event the four (4)-member Board is not able to reach a decision with respect to a particular dispute, the Board will be reconstituted as a five (5)-member Board with the addition of a neutral member as described in this Article.

 Section 6. Except as otherwise provided herein, the Board shall meet quarterly in the city where the general offices of the Company are maintained (unless a different place of meeting is agreed upon by the parties to the dispute), provided that at such time there are cases filed with the Board for its consideration.

Section 7 Members of the Board who are employees of the Company shall suffer no loss of pay while attending Board meetings.

Section 8. The Board shall consider any dispute properly submitted to it by the President of the Local 107 or a duly designated officer, or the Company, when the dispute has not been previously settled in accordance with Article 32, as applicable. Decisions of the Board shall be final and binding upon the Company, the Union, and the affected Pilot(s).

Section 9. The office of chairman shall be filled alternately by the parties. A Union representative shall serve as Chairman and a Company representative shall serve as Vice Chairman in even years, the vice versa, in odd years. The Vice Chairman shall act as Chairman in his absence.

Section 10. The party appealing a final decision under Article 32 shall submit the dispute for consideration by the Board, including all papers and exhibits, within fourteen (14) calendar days of that decision. If the appeal is not made within the fourteen (14) day period, the System Board of Adjustment does not have jurisdiction over the dispute.

Section 11. All disputes referable to the Board shall be sent to the Director of Human Resources, and that office shall assign a docket number according to the order in which the dispute is received.

Section 12. The appealing party will ensure that a copy of the petition is served on the Members of the Board.

Section 13. Each case submitted shall be addressed to the Members of the Board, and shall state:

           a. The question or  questions  at issue;  b. A statement of the facts
           with  supporting   documents;   c.  A  reference  to  the  applicable
           provision(s), if any,
               of the Agreement alleged to have been breached;
           d.   The position of the Pilot or Pilots.
           e.   The remedy requested; and
           f.   The position of the Company.

Section 14. The Company and Union shall, in good faith, attempt to make a joint submission of their dispute to the Board. If the parties are unable to agree on a joint submission, the appealing party shall file a submission with the Board containing all of the information described in Section 13 above, and the responding party may do the same. Any party filing a submission with the Board pursuant to this Article shall serve a copy of its submission with the other party.

Section 15. Pilots covered by this Agreement may be represented at Board hearings by a person or persons the Union may designate, with the approval of the Union, and the Company may be represented by a person or persons it may designate. Evidence presented at Board hearings may include sworn depositions, oral testimony, and written evidence. Witnesses who testify at Board hearings may be required to do so under oath if requested by either party.

Section 16. A majority vote of the Members of the Board (either four-member or five-member board) is required to make a finding or a decision with respect to any dispute properly before it, and such finding or decision shall be final and binding upon the parties to such dispute.

Section    17.  Decisions  of the Board  shall be  rendered no later than thirty
           (30) calendar days after the close of the hearing.

Section 18. The Board shall keep complete and accurate records of all papers submitted to it and of all findings and decisions made. A stenographic record of all Board hearings will be taken if mutually requested by the parties and the cost will be equally shared. If only one (1) party requests that a stenographic record be taken, the cost shall be borne by the requesting party. If the other party subsequently requests to be furnished a copy of the record, it will be provided a copy at the same cost as if the parties had equally shared the cost. Otherwise, the stenographic record shall be the exclusive property of the party requesting such record.

Section 19. The Board may summon any witnesses employed by the Company who are necessary for a proper resolution of the dispute. The number of witnesses summoned at any one time shall not be greater than the number that can be spared from the operation without interference to the services of the Company. Witnesses who are employees of the Company, whether summoned by the Company, the Union or the Board, shall suffer no loss of pay.

Section 20. Within ten (10) calendar days after the four (4) Member Board reaches a deadlock, either the Union or the Company may, by written notice to the other, state its desire that the dispute be heard by a five (5) Member Board. When it is necessary that a Neutral Member sit with the Board, he shall be selected from the panel of neutrals set forth herein.

Section 21. The Neutral Member shall not have authority to hear any case except when sitting with the Company and Union Members, constituting the five (5) Member Board.

Section    22. The Company and the Union  shall by mutual  agreement  name seven
           (7) neutrals as a panel of potential arbitrators.

Section 23. The selected neutral panel members shall serve until removed by either or both of the parties. Both parties may remove a neutral at any time by mutual agreement. Either party may remove a neutral provided that the neutral shall have served at least one (1) year as a member of the panel and shall have heard and decided at least one
           (1) case. Once a neutral has been selected to hear a case, a single party may not remove such neutral until such case has been heard and decided. In the event a party determines to remove a neutral, that party shall provide the other with thirty (30) calendar days notice of same. In such event the parties shall immediately confer and by mutual agreement name a replacement. If the parties are unable to agree before the expiration of the thirty (30) calendar day period, either party may request that the National Mediation Board provide a panel of five (5) potential members, all of whom shall be members of the National Academy of Arbitrators, and the replacement shall be selected by the parties alternately striking names until only one (1) remains.

Section 24. The neutral member shall be selected from the panel of seven (7) arbitrators. The neutral shall be chosen by agreement of the Company and Union or, if they do not agree, by alternatively striking names from the panel until one remains. A coin toss shall determine who strikes first from the panel of seven (7) arbitrators.

Section 25. As soon as possible after the selection of the Neutral Member, the five (5) Member Board shall meet, hear and decide the case or cases submitted to it. The date, time, and place for such hearing shall be set by mutual agreement of the parties. Should the parties be unable to agree upon a date, time or place, the Neutral shall set the same.

Section 26. The Chairman and Vice Chairman, acting jointly, shall have the authority to incur reasonable expenses as in their judgment may be deemed necessary for the proper conduct of the business of the Board. These expenses shall be borne one-half (1/2) by each of the parties.

Section 27. The Company and the Union will assume the travel expense and other related expenses of the Board Members selected by them, and of the witnesses called by them. Expenses for witnesses called by the Board shall be borne one-half (1/2) by each of the parties.

Section 28. The expenses and reasonable compensation of the Neutral selected as provided herein shall be borne equally by the Company and the Union.

Section 29.    GENERAL

           a. The time limits set forth in Articles 32 and 33 may be extended in writing by mutual agreement of the Company and the Union.

           b. The Union and the Company may, by mutual agreement in writing, elect to bypass any or all of the steps in this Section and proceed directly to the five (5) Member Board.

           c. Probationary Pilots shall be subject to discharge at any time without cause.

           d. Compliance with all time limits under this Article shall be determined by the date of mailing, as established by postmark or by date of hand delivery, as established by the initialed copy.

           e. The parties understand and agree that each and every Board member shall be free to discharge his duty in an independent manner, without fear that his individual relations with the Company, Union or other Pilots may be affected in any manner by any action taken by him in good faith in his capacity as a Board member.

           f. Except as expressly provided otherwise, this Article shall not be construed to limit, restrict or abridge the rights or privileges accorded to the Company, the Pilots, or its and their duly accredited representatives under the provisions of the Railway Labor Act, as amended.

                          ARTICLE 34

                              NO STRIKE/NO LOCKOUT


Section 1. During the term of this Agreement, it is understood and agreed that the Company will not lock out any employee covered hereby, and the Union will not authorize or take part in any strike or picketing of the Company premises. Any Pilot engaging in such activity may be subject to discipline up to and including discharge.

Section 2. It shall not be a violation of this Agreement for a Pilot to refuse to cross a customer's picket line, provided that in cases where a customer's place of business is being picketed and separate gates are being provided for ingress and egress for persons not involved with the primary labor disputes, Pilots will be required to perform their normal duties at the customer's place of business.

Section 3. In situations where one of the Company's customers is being picketed, and if the Company knows about the picket in advance, the Company will notify the Pilot about the picket line before dispatching a Pilot to that customer. Pilots who refuse to take an assignment to cross a picket line because of safety concerns will not be penalized. When no one is willing to cross a picket line, the Company will be permitted to service its customers the best way possible.

Section 4. The Company will not require Pilots to transport replacement workers involved in any labor dispute.

                                   ARTICLE 35

                              UNION REPRESENTATION

Section 1. Upon reasonable advance notification to appropriate management personnel, the Company agrees to admit to its stations and bases officially designated representatives of the Union to transact business as is necessary for the administration of the Agreement. Such business shall be transacted in as short a time as possible and shall not interfere with the operations of the Company. The Union representative may be escorted by a management representative while on Company property; in the alternative, the Company may make a private meeting space available to the Union representative for any Union visit.

Section 2. The Union may select elected or appointed representatives and shall notify the Company designee, from time to time of their appointment or removal. The Company designee shall notify the Union of the appropriate Company representative hereunder.

Section 3. The Union shall elect or appoint Pilots to be primary job steward(s) and alternate(s) to conduct Union business and shall notify the Company in writing of their election, appointment or removal.

Section 4. a. A primary or alternate steward shall be permitted reasonable time to investigate, present and process grievances within the scope of said steward's station or base on the Company property without loss of pay during his/her regular working hours.

           b. A primary or alternate steward shall be permitted to present grievances to management and attempt to resolve any alleged grievance.

           c. A primary or alternate steward shall be granted the right to consult with Pilots under their jurisdiction for the purpose of enforcing the provisions of this Agreement.

           d. Time spent in handling grievances during the steward's regular working hours shall be considered hours worked for all purposes.

           e. The provisions of Section 4 above shall not result in any Workovers nor cause any adverse impact on the Company's operation. In addition, a Pilot, while serving as a primary or alternate steward shall remain available to assist the Base Manager with Pilot-related tasks, if requested. This paragraph shall not be used to keep a steward from performing his union work when he otherwise would not be needed by the Company.

Section 5. Upon forty-eight (48) hours notification by the Union President, the Company will grant a Pilot(s) unpaid time off to perform Union business off the Company premises. In the event the Union business shall require an absence from work in excess of one (1) week, a Union leave of absence will be granted in accordance with Article 11. The Union will cooperate with the Company to minimize any negative impact on operations as a result of this Section (i.e., scheduling meetings/union-sponsored training on Pilot's days off, limiting the number of Pilots who can have union time off).

Section 6. The Company will notify the Union in writing of the names and hire dates of all newly hired Pilots and transfers. Such notification will be transmitted during the Pilot's first week on the payroll. Upon notification from the Union, the appropriate Company manager will allow a Union representative who is an employee of the Company access to new hire Pilots to provide Union orientation for thirty (30) minutes before or after the Company's new hire orientation.

Section 7. Stewards who serve their fellow Pilots at any Company station or base shall be considered Union Representatives.

                                   ARTICLE 36

                                 UNION SECURITY


Section 1. Each Pilot covered by this agreement shall become a member of the Union within sixty (60) days after the effective date of this Agreement, and shall be required as a condition of continued employment by the Company to maintain his/her membership in the Union so long as this Agreement remains in effect, to the extent of paying an initiation (or re-initiation) fee, monthly membership dues and assessments, which are uniformly required of Pilots covered by this Agreement. Such Pilot shall have his/her monthly membership dues deducted from his/her earnings by payroll deduction.

Section 2. Any Pilot hired into a classification covered by this Agreement on or after the effective date of this Agreement shall become a member of the Union within sixty (60) days after employment and shall be required as a condition of continued employment by the Company to maintain his membership in the Union so long as this Agreement remains in effect, to the extent of paying the uniformly required initiation (or re-initiation) fee, monthly membership dues and assessments.

Section 3. Any Pilot maintaining or accruing seniority in a classification covered by this Agreement (except as provided in Section 6) but not employed in such classification, or any other classification covered by this Agreement, shall not be required to maintain Union membership during such employment but may do so at his/her option.

           Should a Pilot return to a classification covered by this Agreement, s/he shall be required to become a member of the Union within fifteen
           (15) days after the date s/he returns to such classifications, and shall, as a condition of employment in classification covered by this Agreement, become a member of the Union and maintain membership in the Union so long as this Agreement remains in effect to the extent of paying an initiation (or re-initiation) fee, monthly membership dues and assessments.

Section 4. The provisions of this Agreement shall not apply to any Pilot covered by this Agreement to whom membership in this Union is not available by payment of initiation (or re-initiation) fees, if applicable, monthly dues and assessments under the same terms and conditions as uniformly applicable to any other Pilot, or to any other Pilot to whom membership in the Union is denied or terminated for any reason other than the failure of the employee to pay uniformly levied initiation (or re-initiation) fees, if applicable, monthly dues and assessments. Nothing in this Agreement shall require the payment of any initiation (or re-initiation) fee, by a Pilot if an authorized or permissible transfer according to the Bylaws and Constitution is involved.

Section 5. If a Pilot covered by this Agreement has resigned from the Company and is re-employed, s/he shall be governed by Section 2 of this Article.

           a. If a Pilot is laid off and is recalled from layoff s/he shall be governed by Section 3 of this Article.

           b. The seniority status and rights of Pilots granted leaves of absence to serve in the armed forces shall not be terminated by reason of any of the provisions of this Article but such Pilot shall, upon resumption of employment in classification covered by this Agreement be governed by the provisions of Section 3, Paragraph 2 of this Article.

Section 6. The payment of dues by a member shall not be required as a condition of employment during leave of absence without pay or during periods of transfer or promotions to a classification not covered by this Agreement.

Section 7. When a Pilot does not become a member of the Union by payment of initiation (or re-initiation) fee as provided in this Article, or is a member of the Union and becomes delinquent in the payment of monthly dues or assessments, as provided in this paragraph, the following procedure shall apply:

           a. If a new hire Pilot has not become a member of the Union within sixty (60) days after employment with the Company, the Union shall notify such Pilot in writing, certified mail, return receipt requested, copy to the Company designee, that such Pilot must become a member of the Union within the time limits specified in Section 2 of this Article or be subject to discharge as Pilot of the Company. If, upon expiration of the period of time specified in
                Section 2 of this Article, such new Pilot has not become a member of the Union, the Union shall certify in writing to the Company designee, copy to the Pilot, that the Pilot has failed to become a member of the Union as provided in this Article, and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the services of the Company and shall promptly take proper steps to so discharge the Pilot.

           1. If a Pilot, other than a new hire Pilot, who is required to become a member of the Union as provided in this Article does not become a member of the Union within the time limits specified in this Article for Pilots covered by this Agreement, the Union shall notify the Company designee with a copy to the Pilot, that the Pilot has failed to become a member of the Union as required by this Article and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the service of the Company and shall promptly take proper steps to discharge said Pilot.

           b. If a Pilot covered by this Agreement becomes delinquent by more than two (2) calendar months in the payment of monthly dues including assessments, the Union shall notify the Pilot, in writing, certified mail, return receipt requested, copy to the Company designee that said Pilot is delinquent in the payment of monthly membership dues as specified herein and, accordingly, will be subject to discharge as a Pilot of the Company. Such letter shall also notify the Pilot that s/he must remit the required payment to the Secretary-Treasurer of his/her Local Union by the twenty-second (22) day of he month in which notice from the Union was received or be subject to discharge. If such Pilot still remains delinquent in the payment of dues on the twenty-second (22 nd) day of the month in which his/her notice from the Union was received, the Union shall notify in writing the Company designee, with a copy to the Pilot, that the Pilot has failed to remit payment of the dues within the grace period allowed herein and is, therefore, to be discharged. The Company shall then promptly notify the Pilot involved that s/he is to be discharged from the service of the Company, and shall promptly take the proper steps to so discharge the Pilot.

           c. A Pilot discharged by the Company under the provisions of this paragraph shall be deemed to have been discharged for cause.

Section 8. Any discharge under the terms of this Article shall be based solely upon failure of the Pilot to pay or tender initiation (or re-initiation) fee, membership dues and assessments upon the same terms and conditions as are generally applicable to any other member of the Union, within the time limits specified herein, and not because of denial or termination of membership in the Union for any other reason.

Section 9. A grievance by a Pilot who is to be discharged as a result of an interpretation or application of the provisions of this Article shall be subject to the following procedures:

           a. A Pilot who believes the provisions of this Article pertaining to him/her have not been properly interpreted or applied, and who desires a review must submit his/her request for review in writing within five (5) business days from the date of his/her notification by the Company as provided in
                Section 7, subsection (a) 1 and 2 of this Article. The request will be submitted to the Company designee, with a copy to the Union. The Union may be present at the review of the grievance to represent the Union's interest in the case. The Company designee will review the grievance and render a decision in writing with a copy to the Union no later than ten (10) business days following the receipt of the grievance.


           b. If the decision is not satisfactory to the Union, then it may appeal the decision through the grievance procedure. If the decision is not satisfactory to the Pilot, then he/she may appeal the decision within ten (10) days from the date of receipt directly to a neutral referee who must be agreed upon by the Pilot and the Union within (10) days thereafter.

           c. In the event the parties fail to agree upon a neutral referee within the specified period, either the Pilot or the union may request the National Mediation Board to name such neutral referee.

           d.The decision of the neutral referee shall be binding on all parties to the dispute. The fees and charges of such neutral shall be borne equally by the Pilot and the union.

           e.During the period a grievance is being handled under the provisions of this section and until after the decision by the Company designee or after final decision by the neutral referee, the Pilot shall not be discharged from the Company because of noncompliance with the terms and provisions of this Article.

Section 10. No Pilot(s) covered by this Agreement or Pilot whose employment is terminated pursuant to the provisions of this Article or the Union shall have any claim for loss of time, wages or any other damages against the Company because of agreeing to this Article or because of any alleged violation, misapplications, compliance or noncompliance with any provision of this Article. The Union agrees to hold the Company harmless and to indemnify the Company against any suits, claims, liabilities, and reasonable and customary attorneys' fees which arise out of or by reason of any action taken by the Company pursuant to a written demand by an authorized union representative under the terms of this Article.

Section 11. During the life of this Agreement, the Company agrees that upon receipt of a properly executed Authorization of Payroll Deduction, voluntarily executed by a Pilot, it will make a single monthly deduction from the Pilot's earnings, after other deductions authorized by the Pilot or required by law have been made, to cover his/her current standard monthly Union dues, assessments and/or initiation fees uniformly levied in accordance with the Constitution and Bylaws of the Union, as set forth in the Railway Labor Act, as amended.
 .
Section 12. The Company will deduct said Pilot's dues in the month in which the Pilot is recalled from furlough or returns from a leave of absence. In the event the Pilot is recalled from furlough or returns from a leave of absence after the dues have been deducted for a month, the Company will make a double deduction in the following month. The Company will pay over to the designated official of the Union the wages withheld for such initiation fees and dues. The amount withheld shall be reported and paid to the Union within ten
           (10) business days from when deductions were made.

Section 13. Any authorizations from payroll deductions under this Article shall be effective one (1) week following its receipt by the Company Payroll Department and shall apply to the next paycheck from which dues deduction is made.

Section 14. The Company remittance to the Union will be accompanied by lists of names and Pilot numbers of the Pilots for whom the deductions have been made in that particular period and the individual amounts deducted.

Section 15. Collection of dues not deducted because of insufficient current earnings, dues missed because of clerical error, or inadvertent error in the accounting procedure, dues missed due to delay in receipt of the Authorization for Payroll Deductions shall be the responsibility of the Union and shall not be the subject of payroll deductions from subsequent pay checks, and the Company shall not be responsible in any way for such missed collections. It shall be the Union's responsibility to verify apparent errors with the individual Union member or Pilot prior to contacting the Company Human Resources Department. The total or balance of unpaid dues, assessments and/or initiation fees due and owing the Union at the time a Pilot terminates his/her employment shall be deducted from the final paycheck in accordance with applicable law.

Section 16. In the event the amount of the standard dues or fees uniformly levied are changed, it shall be the sole responsibility of the Union to notify the Company and to make any necessary adjustments as to the amounts to be deducted from the Pilot's earnings. So far as the Company is concerned, any such changes shall be made in accordance with the time limits set forth in Section 13 of this Article.

Section 17. An Authorization for Payroll Deduction under this Article, once voluntarily executed and delivered to the Payroll Department of the Company, shall be irrevocable during the effectiveness of the Agreement, or as long as the Union is the certified representative of Pilots covered by this Agreement, or for a period of one (1) year, whichever is the lesser, and shall renew itself for successive yearly or applicable periods thereafter unless the Pilot serves written notice by registered mail on the Payroll Department of the Company and the Union to revoke such Authorization for Payroll Deduction during the ten (10) days preceding any periodic renewal date. Subject to Section 15 above, an Authorization for Payroll Deduction shall automatically be revoked if:

           a. The Pilot transfers to a position with the Company not covered by this Agreement.

           b. The Pilot's services with the Company are terminated;

           c.  The Pilot is furloughed; or

           d. The Pilot is on an authorized leave of absence.


Section 18. The Authorization for Payroll Deduction to be voluntarily executed shall be signed by the Pilot. It shall stipulate the following language:

     "I, (name of Pilot) do hereby authorize and direct my Employer, (circle one) Air Logistics L.L.C. Air Logistics of Alaska, to deduct from my wages for remittance to the authorized official or affiliate of the Office and Professional Employees International Union, Local 107, periodic dues, initiation fees, and/or assessments uniformly required as a condition of acquiring or maintaining membership in accordance with the provisions of the Union Shop Agreement between my Employer and the Union. I further authorize and direct my Employer to deduct from my wages for remittance, as set forth above, the total or balance of unpaid dues, assessments and/or initiation fees due and owing the Union at the time my employment with the above named Employer ends."

      "This authorization shall not include fines and penalties. I agree that this authorization shall be irrevocable for one (1) year from the date hereof or until termination of the Union Shop Agreement between my Employer and the Union, whichever occurs first. If the Union Shop Agreement is terminated, this authorization may be revoked effective as of any anniversary date of the signing hereof, by written notice given by me to my Employer and the Union by registered mail, during the ten (10) days preceding any such anniversary. All amounts to be deducted from my wages will commence with the first regular dues deduction paycheck following receipt by my Employer of this notice."

                                   ARTICLE 37

                                 SAVINGS CLAUSE

Section 1. Should any part of this Agreement be rendered or declared invalid by reason of any existing or subsequently enacted legislation, act of government agency, or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereof, and they shall remain in full force and effect.

Section 2. In the event that any provisions of this Agreement are in conflict with or are rendered inoperative or unlawful by virtue of any duly enacted law or regulation or any governmental agency or commission having jurisdiction over the Company, the Union and Company will meet and attempt to negotiate changes necessary, pertaining only to those provisions so affected or directly related thereto.

                                   ARTICLE 38

                                    DURATION

The Agreement shall become effective on May 18, 1999 and shall remain in full force and effective through May 18, 2003 and shall renew itself without change each succeeding May 18th thereafter unless written notice of intended change is served in accordance with Section 6, Title I of the Railway Labor Act, as amended, by either party hereto at least sixty (60) days prior to May 18, 2003, or any May 18th thereafter.

In witness whereof, the parties hereto have signed this Agreement on this ____ day of ____________, ______.


FOR OFFICE AND PROFESSIONAL            FOR OFFSHORE LOGISTICS, INC.:
EMPLOYEES INTERNATIONAL
UNION, AFL-CIO:

/s/ Michael Goodwin                    /s/ George M. Small
------------------------------------   ------------------------------------
Michael Goodwin, President, OPEIU      George M. Small, President


NEGOTIATING COMMITTEE:                 WITNESSES:

/s/ James J. Morgan                    /s/ Drury A. Milke
------------------------------------   ------------------------------------
James J. Morgan                        Dru Milke
President, OPEIU/Local 107             Chief Financial Officer

/s/ Pete Catalano                      /s/ Neill Osborne
------------------------------------   ------------------------------------
Pete Catalano                          Neill Osborne
Secretary-Treasurer, OPEIU/Local 107   Vice President - Aviation Services

/s/ Rickey LeBlanc                     /s/ Ricardo Fira
------------------------------------   ------------------------------------
Rickey LeBlanc, Trustee, Local 107     Ricardo Fira
                                       Director - Human Resources

/s/ Kenneth E. Bruner                  /s/ Stephen T. Viljoen
------------------------------------   ------------------------------------
Ken Bruner                             Steve Viljoen
                                       Director - Operations

/s/ Herbert G. Graddy                  /s/ Richard A. Dunkin
------------------------------------   ------------------------------------
Herb Graddy                            Richard A. Dunkin
                                       Director of Finance & Administration

                                  APPENDIX "A"

                    AIR LOGISTICS, L.L.C. - PILOT PAY SCALES

VFR - Single and Small
Twin
---------------------------

Years of        May 18,     September 18,      December 18,      December 18,          June 18,
Service         1999 *          2000 *            2001 *            2002 *              2003 *
----------     --------     -------------      ------------      ------------         ---------
   0- 1        $ 34,200          $ 35,226          $ 36,283          $ 37,371          $ 38,119
   1- 2          34,200            35,226            36,283            37,371            38,119
   2- 3          34,200            35,226            36,283            37,371            38,119
   3- 4          34,200            35,226            36,283            37,371            38,119
   4- 5          36,730            37,832            38,967            40,136            40,939
   5- 6          39,622            40,811            42,035            43,296            44,162
   6- 7          41,962            43,221            44,517            45,853            46,770
   7- 8          43,747            47,804            48,760            45,059            46,411
   8- 9          45,384            46,746            48,148            49,592            50,584
   9-10          45,384            46,746            48,148            49,592            50,584
  10-11          45,500            46,865            48,271            49,719            50,713
  11-12          45,500            46,865            48,271            49,719            50,713
  12-13          45,500            46,865            48,271            49,719            50,713
  13-14          45,500            46,865            48,271            49,719            50,713
  14-15          45,500            46,865            48,271            49,719            50,713
  15-16          45,500            46,865            48,271            49,719            50,713
  16-17          46,500            47,895            49,332            50,812            51,828
  17-18          46,500            47,895            49,332            50,812            51,828
  18-19          46,500            47,895            49,332            50,812            51,828
  19-20          46,500            47,895            49,332            50,812            51,828
  20-21          46,500            47,895            49,332            50,812            51,828
  21-22          46,500            47,895            49,332            50,812            51,828
  22-23          46,500            47,895            49,332            50,812            51,828
  23-24          46,500            47,895            49,332            50,812            51,828
  24-25          46,500            47,895            49,332            50,812            51,828
  25-26          46,500            47,895            49,332            50,812            51,828
  26-27          46,500            47,895            49,332            50,812            51,828
  27-28          46,500            47,895            49,332            50,812            51,828
  28-29          46,500            47,895            49,332            50,812            51,828
  29-30          46,500            47,895            49,332            50,812            51,828
   30+           46,500            47,895            49,332            50,812            51,828

Pilots on 4&3 and 5&2 (non-standard) schedules shall be paid the above base salary plus the following percentages of base pay: 4&3: 25.00%; 5&2: 45.00%.

* Increases will become effective on the first pay period following these dates.

IFR-SIC
-----------


 Years of       May 18,     September 18,      December 18,      December 18,          June 18,
 Service        1999 *          2000 *            2001 *            2002 *              2003 *
-----------    --------     -------------      ------------      ------------         ---------
   0- 1        $ 35,986          $ 37,066          $ 38,178          $ 39,323          $ 40,109
   1- 2          35,986            37,066            38,178            39,323            40,109
   2- 3          35,986            37,066            38,178            39,323            40,109
   3- 4          35,986            37,066            38,178            39,323            40,109
   4- 5          38,730            39,892            41,089            42,321            43,168
   5- 6          41,415            42,657            43,937            45,255            46,160
   6- 7          42,408            43,680            44,991            46,340            47,267
   7- 8          44,268            48,373            49,340            45,596            46,964
   8- 9          46,054            47,436            48,859            50,324            51,331
   9-10          47,170            48,585            50,043            51,544            52,575
  10-11          48,286            49,735            51,227            52,763            53,819
  11-12          49,402            50,884            52,411            53,983            55,063
  12-13          49,402            50,884            52,411            53,983            55,063
  13-14          49,402            50,884            52,411            53,983            55,063
  14-15          49,402            50,884            52,411            53,983            55,063
  15-16          50,500            52,015            53,575            55,183            56,286
  16-17          51,000            52,530            54,106            55,729            56,844
  17-18          51,000            52,530            54,106            55,729            56,844
  18-19          51,000            52,530            54,106            55,729            56,844
  19-20          51,000            52,530            54,106            55,729            56,844
  20-21          51,000            52,530            54,106            55,729            56,844
  21-22          51,000            52,530            54,106            55,729            56,844
  22-23          51,000            52,530            54,106            55,729            56,844
  23-24          51,000            52,530            54,106            55,729            56,844
  24-25          51,000            52,530            54,106            55,729            56,844
  25-26          51,000            52,530            54,106            55,729            56,844
  26-27          51,000            52,530            54,106            55,729            56,844
  27-28          51,000            52,530            54,106            55,729            56,844
  28-29          51,000            52,530            54,106            55,729            56,844
  29-30          51,000            52,530            54,106            55,729            56,844
    30+          51,000            52,530            54,106            55,729            56,844

Pilots on 4&3 and 5&2 (non-standard) schedules shall be paid the above base salary plus the following percentages of base pay: 4&3: 25.00%; 5&2: 45.00%.

* Increases will become effective on the first pay period following these dates.

IFR-PIC
-----------

Years of        May 18,     September 18,      December 18,      December 18,          June 18,
Service         1999 *          2000 *            2001 *            2002 *              2003 *
-----------    --------     -------------      ------------      ------------         ---------
   0- 1        $ 41,738          $ 42,990          $ 44,280          $ 45,608          $ 46,520
   1- 2          41,738            42,990            44,280            45,608            46,520
   2- 3          41,738            42,990            44,280            45,608            46,520
   3- 4          41,738            42,990            44,280            45,608            46,520
   4- 5          42,408            43,680            44,991            46,340            47,267
   5- 6          44,194            45,520            46,885            48,292            49,258
   6- 7          45,086            46,439            47,832            49,267            50,252
   7- 8          46,426            47,819            49,253            50,731            51,746
   8- 9          48,732            50,194            51,700            53,251            54,316
   9-10          49,848            51,343            52,884            54,470            55,560
  10-11          50,964            52,493            54,068            55,690            56,804
  11-12          52,824            54,409            56,041            57,722            58,877
  12-13          54,312            55,941            57,620            59,348            60,535
  13-14          56,544            58,240            59,988            61,787            63,023
  14-15          58,032            59,773            61,566            63,413            64,681
  15-16          59,148            60,922            62,750            64,633            65,925
  16-17          59,500            61,285            63,124            65,017            66,318
  17-18          59,500            61,285            63,124            65,017            66,318
  18-19          59,500            61,285            63,124            65,017            66,318
  19-20          59,500            61,285            63,124            65,017            66,318
  20-21          59,500            61,285            63,124            65,017            66,318
  21-22          60,264            62,072            63,934            65,852            67,169
  22-23          60,264            62,072            63,934            65,852            67,169
  23-24          60,264            62,072            63,934            65,852            67,169
  24-25          60,264            62,072            63,934            65,852            67,169
  25-26          60,264            62,072            63,934            65,852            67,169
  26-27          60,500            62,315            64,184            66,110            67,432
  27-28          60,500            62,315            64,184            66,110            67,432
  28-29          60,500            62,315            64,184            66,110            67,432
  29-30          60,500            62,315            64,184            66,110            67,432
    30+          60,500            62,315            64,184            66,110            67,432

Pilots on 4&3 and 5&2 (non-standard) schedules shall be paid the above base salary plus the following percentages of base pay: 4&3: 25.00%; 5&2: 45.00%.

* Increases will become effective on the first pay period following these dates.

Letter of Understanding #1      Re:  Fixed Wing Pilots


Mr. Jim Morgan
President, Local 107
303 Elm St.
Covington, TN  38019

Dear Jim:

      This letter will confirm our understanding that the Pilot(s) employed by Offshore Logistics, Inc. operating fixed wing aircraft under FAR Part 91 will not be covered by the collective bargaining agreement between Offshore Logistics, Inc. and OPEIU.

      If such Pilot(s) performs work operating helicopters in the service of Offshore Logistics, Inc. under FAR Part 135, he will be subject to the terms and conditions of the contract.

      Please sign in the space provided below acknowledging your understanding of this letter.

                                  Sincerely,


                                  /s/ Neill Osborne
                                  --------------------------------
                                  Neill Osborne
                                  Vice-President-Aviation Services



/s/ James J. Morgan
--------------------------------
Mr. James Morgan
President, Local 107
Office and Professional Employee
International Union, AFL-CIO

Letter of Understanding #2       Re:  Effective Date for Paid Days Off


Mr. Jim Morgan
President, Local 107
303 Elm St.
Covington, TN  38019

Dear Jim:

      This will confirm our understanding that the provisions of Article 12, Paid Days Off will become effective on January 1, 2000.

      The Company's current policies related to sick leave, holiday and vacation accruals will remain in place through December 31, 1999, and unused sick leave and vacation accruals as of December 31, 1999 shall be placed in the Sick and Unscheduled Time Off (SUTO) Bank as of January 1, 2000.

      Please sign below if you concur with this understanding.

                                  Sincerely,

                                  /s/ Neill Osborne
                                  -----------------------------
                                  Neill Osborne
                                  Vice President - Aviation Services


/s/ James J. Morgan
------------------------------
Mr. James Morgan
President, Local 107
Office and Professional Employee
International Union, AFL-CIO

Letter of Understanding #3     Re:  IFR Cadre


Mr. Jim Morgan
President, Local 107
303 Elm St.
Covington, TN  38019

Dear Jim:

      The parties agree to meet within thirty (30) days after the date of signing of the Agreement to discuss the possibility of developing an IFR Cadre.

      An IFR Cadre would insure that the most senior, qualified Pilots retain IFR slots, would promote professionalism and maintain skill levels and regency of experience, and would insure that the Company would be able to maintain a core group of IFR PICs and SICs.

      Please sign below if you concur with this understanding.

                               Sincerely,


                               /s/ Neill Osborne
                               --------------------------------
                               Neill Osborne
                               Vice President-Aviation Services



/s/ James J. Mogan
---------------------------------
Mr. James Morgan
President, Local 107
Office and Professional Employee
International Union, AFL-CIO



 .

Letter of Understanding #4      Re:  Pilots Hired With Prior Experience

Mr. Jim Morgan
President, Local 107
303 Elm St.
Covington, TN  38019

Dear Jim:

      The parties agree that a Pilot who has been hired at a step on the pay scale based on his experience shall be frozen at his pay rate until his longevity with the Company exceeds his step on the pay scale. For example, a Pilot hired at the fifth (5th) year rate will remain frozen at the fifth year rate until he begins his sixth (6th) year of longevity with the Company.

      Please sign below if you concur with this understanding.

                                  Sincerely,


                                  /s/ Neill Osborne
                                  ---------------------------
                                  Neill Osborne
                                  Vice-President-Aviation Services


/s/ James J. Morgan
---------------------------
Mr. James Morgan
President, Local 107
Office and Professional Employee
International Union, AFL-CIO

Letter of Understanding #5: Implementation Schedule


Mr. Jim Morgan
President, Local 107
303 Elm St.
Covington, TN  38019

Dear Jim:

      The following contract items will be implemented along the following guidelines:

1.     Article 8 - Job Posting and Bidding.
      The new bidding and posting system as described in Article 8 will be implemented within ninety (90) days from the date of ratification.

2. Article 18 - Facilities, Equipment and Uniforms Based on commitments made by the vendor, new Switlik vest PFDs are expected to arrive within eight
      (8) weeks from the ratification date. Should there be a delay beyond that date due to circumstances beyond the control of the company (i.e., vendor problems with manufacturing and/or shipping), we will inform you as soon as the Company is aware of any delay.

3.     Article 21 - Base Pay
      New pay rates will be implemented on the first pay period following ratification. That date is May 24.

4.     Article 24 - Workover
      The new workover system described in Article 24 will be implemented within ninety (90) days from the date of ratification.

5.     Article 27 - Insurance
      In order to get open enrollment accomplished properly, the implementation date for the insurance article will be August 1, 1999.

                          Sincerely,


                          /s/ Neill Osborne
                          --------------------------------
                          Neill Osborne
                          Vice-President-Aviation Services



/s/ James J. Morgan
-----------------------------
Mr. James Morgan
President, Local 107
Office and Professional Employee
International Union, AFL-CIO

                             LETTER OF AGREEMENT #6

                                     Between

                            OFFSHORE LOGISTICS, INC.

                                       And

                        OFFICE AND PROFESSIONAL EMPLOYEES
                          INTERNATIONAL UNION, AFL-CIO

                                In the service of

                          AIR LOGISTICS OF ALASKA, INC.

                                As represented by

---------------------------------------------------------------------
                                 LOCAL 107/OPEIU

This Letter of Agreement is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between Offshore Logistics, Inc. (hereinafter referred to as the "Company"), and the Office and Professional Employees International Union, AFL-CIO, in the service of Air Logistics of Alaska, Inc., as represented by Local 107, OPEIU (hereinafter referred to as the "Union").

CONTRACT TERMS APPLICABLE TO PILOTS OF AIR LOGISTICS OF ALASKA, INC.

It is agreed and understood by the Union that the Air Logistics of Alaska, Inc. operation is unique and different from the Air Logistics L.L.C. Gulf of Mexico operation, and that terms and conditions of employment negotiated by OPEIU on behalf of Pilots operating in the Gulf of Mexico do not have the same applicability to the Alaskan operation. Therefore, the parties mutually agree and understand that the following provisions of the contract between the Company and the Union will be amended as follows:

ARTICLE 1 - STATEMENT OF PURPOSE:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 2 - RECOGNITION AND REPRESENTATION:
Sections 1, 2, 5, 6 and 7 are applicable to both Gulf Coast and
           Alaskan operations.

Section 3 will be amended to read as follows:

This Agreement covers all revenue and all known and recurring miscellaneous flying performed by the Company with Pilots on its payroll. All flying covered by this Agreement shall be performed by Pilots whose names appear on the Air Logistics, L.L.C. and Air Logistics of Alaska, Inc. Pilot's Seniority List, except when Air Logistics of Alaska, Inc. Management and Seasonal Pilots are needed to perform flying services as a result of operational and/or economic requirements of the Company.

Section 4 will be amended to read as follows:

Pilots covered by this Agreement shall be governed by all reasonable Company rules, regulations and orders previously or hereafter issued by proper authorities of the Company. Terms and conditions of Air Logistics of Alaska, Inc. employment may differ from those found in the basic contract between the Company and the Union as a result of the operational needs of Air Logistics of Alaska, Inc.

ARTICLE 3 - STATUS OF AGREEMENT:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 4 - PILOT STATUS:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 5 - SENIORITY:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 6 - SENIORITY ROSTER:
Applicable  only to Gulf Coast  operation.  Air  Logistics of Alaska,
Inc.  will  continue  with  existing  policies.  A copy  of  the  Air
Logistics of Alaska, Inc. seniority roster will be provided to the Union on a quarterly basis.

ARTICLE 7 - REDUCTIONS IN FORCE:
Applicable only to Gulf Coast operation. Based on the unique nature of the Alaskan operation, Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 8 - JOB POSTING AND BIDDING:
This Article will be amended for the Alaska operation as follows:

I.     PERMANENT VACANCIES

Section 1. Pilots working in the Alaska operation shall not be displaced by either active or furloughed Pilots working in the Gulf of Mexico operation. Pilots working in the Gulf of Mexico operation will not be displaced by either active or furloughed Pilots working in the Alaskan operation.

Section 2. When a job or crew position becomes available on a full-time basis, or when a new job or crew position is created that differs from those positions described in the Temporary/Seasonal Vacancies Section of this Article, the vacancy will be posted for review by Pilots working in Alaska and the Gulf of Mexico. Priority for filling of all vacancies in the Alaskan operation will be given to Pilots employed by Air Logistics of Alaska, Inc. If the position remains unfilled, the Company may fill the position from outside the Company. Postings will include job qualifications and prerequisites for the position.

           a. Positions will be posted for seven (7) days in Alaska and the Gulf of Mexico.

           b. The Company will make the awards within five (5) calendar days after the bidding has closed, not including Saturdays, Sundays, and holidays.

           c. The senior qualified Pilot within Alaska shall be awarded the job. If no Alaskan Pilots is awarded the position, then the senior qualified Pilot in the Gulf of Mexico will be awarded the job. For the purpose of this Article, a qualified Pilot will be determined by Air Logistics of Alaska, Inc. and customer requirements.

           d. A pilot responding to more than one (1) vacancy shall indicate his order of preference on the bid and shall be awarded his first preference, assuming he is qualified for the position.

           e. In the event no bid is received from a qualified Pilot and pool Pilot(s) exist, such vacancies will be filled by the pool Pilots in reverse seniority order.

Section 3. The same rules outlined above related to permanent vacancies in Alaska will also apply to permanent vacancies in the Gulf of Mexico operations.

II.    TEMPORARY OR SEASONAL VACANCIES

Section 1. Temporary vacancies are positions created to fill operational needs for ninety (90) consecutive days or less. Seasonal vacancies are positions created to fill the operational needs of summer flying.

Section 2. Pilots flying in the Gulf operation are eligible to work in temporary or seasonal positions subject to the following provisions:

           a. All current Air Logistics of Alaska, Inc. Pilots who work only on temporary or seasonal jobs as of the date of signing of this Agreement will be "grandfathered" for the purpose of filling these summer or temporary jobs.

           b. Once a grandfathered Pilot declines a temporary or seasonal job, the position will be offered to a Gulf Coast Pilot subject to the following conditions:

                1. The  successful  completion of a flight check with
                  and an evaluation by the Chief Pilot of the Alaskan operation;

                2.The Pilot  must meet all the  qualification  requirements  set forth by Air Logistics of Alaska, Inc. and the customer.

                3.The  Pilot  is  responsible  for his own  travel  to and  from
                  Alaska. There will be no travel or mileage pay provided to the Pilot for travel. In the event a Gulf of Mexico Pilot is involuntarily assigned to Alaska, the Company shall pay for his travel expenses to Alaska.

                4.The  Pilot  will be paid in  accordance  with the  Alaska  pay scale and will be subject to all terms and conditions of employment of Air Logistics of Alaska, Inc.

Section 3. The same rules outlined above related to temporary or seasonal vacancies in Alaska will also apply to temporary or seasonal vacancies in the Gulf of Mexico operations.

ARTICLE 9 - CATEGORIES OF AIRCRAFT:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 10 - SCHEDULES OF SERVICE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 11 - LEAVE OF ABSENCE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies, with the exception of the Union Leave of Absence section of this Article.

ARTICLE 12 - PAID DAYS OFF AND BANKED DAYS:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 13 - ON-THE-JOB INJURY LEAVE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 14 - BEREAVEMENT LEAVE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 15 - JURY DUTY:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 16 - FEES AND PHYSICAL EXAMINATIONS:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 17 - TRAINING:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 18 - FACILITIES, EQUIPMENT AND UNIFORMS:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 19 - SEVERANCE PAY:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 20 - MOVING EXPENSE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 21 - BASE PAY:
Base pay for Pilots in the Alaskan operation will be as follows:
Co-Pilot:  $2,160 per month
Captain:   $2,790 - $3,370 per month
Alyeska:   $2,000 - $3,520 per month

Future salary ranges will be reviewed by management for possible adjustments around the same time as scheduled increases for Air Logistics, L.L.C. Pilots (see Appendix "A" for specific dates). Modifications to the ranges will be based on market conditions and other related factors. In the event Pilots in the service of Air Logistics of Alaska, Inc. would prefer to receive preset increases in the future pay ranges rather than leaving future adjustments to the discretion of the Company, the Company agrees to meet and discuss these increases with representatives of the union. These negotiations will not be pursuant to Section 6 of the Railway Labor Act and will in no way cause the reopening of any other provision of this Agreement.

ARTICLE 22 - SUPPLEMENTAL PAY:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 23 - BONUSES:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 24 - WORKOVER/OVERTIME:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 25 - TRAVEL PAY:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 26 - PER DIEM:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 27 - INSURANCE:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 28 - RETIREMENT AND 401(K) PLAN:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 29 - SAFETY/ACCIDENT PREVENTION:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 30 - GENERAL AND MISCELLANEOUS:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

ARTICLE 31 - UNION BULLETIN BOARDS AND COMMUNICATIONS:
Applicable to Gulf Coast and Alaskan operations.

ARTICLE 32 - GRIEVANCE PROCEDURE:
Applicable to both Gulf Coast and Alaskan operations. However, all references to "Gulf Coast Manager" shall be changed to "Chief Pilot," and all references to "Director of Operations" shall be changed to "General Manager."

ARTICLE 33 - SYSTEM BOARD OF ADJUSTMENT:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 34 - NO STRIKE/NO LOCKOUT:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 35 - UNION REPRESENTATION:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 36 - UNION SECURITY:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 37 - SAVINGS CLAUSE:
Applicable to both Gulf Coast and Alaskan operations.

ARTICLE 38 - DURATION:
Applicable to both Gulf Coast and Alaskan operations.

Letter of Understanding Re: Fixed Wing Aircraft: Applicable to both Gulf Coast and Alaska operations.

Letter  of  Understanding  Re:  Effective  Date  of  Paid  Days  Off:
Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.

Letter of Understanding Re: IFR Cadre: Applicable only to Gulf Coast operation. Air Logistics of Alaska, Inc. will continue with existing policies.



In witness whereof, the parties hereto have signed this Agreement on this 18th day of May, 1999.


FOR OFFICE AND PROFESSIONAL            FOR OFFSHORE LOGISTICS, INC.:
EMPLOYEES INTERNATIONAL
UNION, AFL-CIO:

/s/ Michael Goodwin                    /s/ George M. Small
------------------------------------   -------------------------------
Michael Goodwin, President, OPEIU      George M. Small, President


FOR OPEIU, LOCAL 107:                  WITNESSES:

/s/ James J. Morgan                    /s/ Drury A. Milke
------------------------------------   -------------------------------
James J. Morgan                        Dru Milke
President, OPEIU/Local 107             Chief Financial Officer